Execution

MEDIWARE INFORMATION SYSTEMS, INC.,

PROJECT RUBY PARENT CORP.,

AND

PROJECT RUBY MERGER CORP.

______________________________

AGREEMENT AND PLAN OF MERGER

______________________________

_______________________________

Dated as of September 11, 2012

_______________________________

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2012 (this “Agreement”), among Mediware Information Systems, Inc., a New York corporation (the “Company”), Project Ruby Parent Corp., a Delaware corporation (“Parent”), and Project Ruby Merger Corp., a New York corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub deems it advisable and in the best interests of each such corporation and their respective shareholders that the Company and Parent engage in a business combination;

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors of the Company and Merger Sub have unanimously determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Merger and the transactions contemplated hereby, subject to the terms and conditions hereof and in accordance with the provisions of the New York Business Corporation Law, as amended (the “NYBCL”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund X, L.P., a Delaware limited partnership (the “Guarantor”), is entering into (a) a limited guaranty in favor of the Company (the “Guaranty”) and (b) an equity commitment letter with respect to the Equity Financing Commitment (as defined in this Agreement), in each case with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain holders of Company Common Stock have entered into voting agreements in the form attached hereto as Exhibit A with Parent.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.          Definitions. For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement, as determined in good faith by the Company Board or any committee thereof, it being understood that such confidentiality agreement need not prohibit the submission of Acquisition Proposals or amendments thereto to the Company Board or any committee thereof.

“Acquisition Agreement” has the meaning set forth in Section 6.3(a).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and the other Transaction Documents, any bona fide offer, proposal or indication of interest, written or oral (whether binding or non-binding) relating to (a) a merger, consolidation, business combination, share exchange, tender offer (including a self-tender offer), reorganization, recapitalization (including a leveraged recapitalization or extraordinary dividend), liquidation, dissolution or similar transaction involving the Company, (b) any direct or indirect purchase or other acquisition by a Person, together with its Affiliates, of, or a series of related transactions to purchase or acquire, more than 15% of the consolidated assets or revenues of the Company and its Subsidiaries, (c) any direct or indirect purchase or other acquisition by a Person, together with its Affiliates, of, or a series of related transactions to purchase or acquire, more than 15% of any class of equity securities of the Company or any of its Subsidiaries or any resulting parent company of the Company or (d) any other agreement, arrangement or transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger.

“Action” has the meaning set forth in Section 3.7.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” has the meaning set forth in Section 3.2(f).

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Transaction” means any transaction involving an Acquisition Proposal from a third party.

“Audit” has the meaning set forth in Section 3.11(b).

“Balance Sheet Date” has the meaning set forth in Section 3.5(c).

“Blue Sky Laws” has the meaning set forth in Section 3.4.

“Book-Entry Share” shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Company Common Stock.

“Books and Records” means all accounts, ledgers and records (including computer generated, recorded or stored records) relating to the Company or its Subsidiaries, including contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting records, Tax records, disclosure and other documents and filings required under applicable Law, financial records, and compliance records of the Company or its Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law or other governmental action to close in The City of New York in the United States of America.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.6(b).

“Change of Recommendation” has the meaning set forth in Section 6.3(e).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Balance Sheet” has the meaning set forth in Section 3.5(c).

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” has the meaning set forth in Section 2.5(a).

“Company Equity Plans” means, collectively, the Company’s Amended and Restated 2003 Equity Incentive Plan and the Company’s 2011 Equity Incentive Plan.

“Company Financial Advisor” has the meaning set forth in Section 3.19.

“Company Material Adverse Effect” means any change, event, occurrence, effect, fact or condition that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; or (b) prevents or materially impairs the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement and the other Transaction Documents; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or will be, a Company Material Adverse Effect pursuant to the foregoing clause (a): (i) the effect of any change in the domestic or any foreign economy or business in general; (ii) the effect of any change in exchange rates, interest rates or securities or financial markets in general; (iii) the announcement or pendency of the Merger or any of the transactions contemplated by the Transaction Documents, including any impact on customers, suppliers, Governmental or Regulatory Authorities or employees; (iv) conditions generally affecting the industries in which the Company and its Subsidiaries participate; (v) war, sabotage, armed hostilities or acts of terrorism; (vi) any shareholder action or derivative litigation relating to the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Company; (vii) actions taken or requested not to be taken with Parent’s or Merger Sub’s prior written consent or at Parent’s or Merger Sub’s written direction or required to be taken under this Agreement; (viii) any change, effect, event, occurrence, fact or condition that is attributable to the cooperation provided to Parent and its Affiliates in accordance with Section 6.13; (ix) any change, effect, event, occurrence, fact or condition that, if capable of being cured prior to the earlier of (y) the Closing or (z) thirty (30) calendar days after written notice of such change, effect, event, occurrence, fact or condition, is cured by the Company prior to such time; (x) the effect of any change in the price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition); (xi) any charge, reserve, write-off or accrual required under GAAP in the financial statements of the Company to the extent that the Company makes no corresponding expenditure of cash in the same financial period in which such charge, reserve, write-off or accrual is recorded (it being understood that the underlying facts giving rise or contributing to such charge, reserve, write-off or accrual may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition); (xii) any change in the cost or availability or other terms of any financing necessary for Parent and Merger Sub to consummate the Merger and other transactions contemplated hereby; (xiii) any failure by the Company or any of its Subsidiaries to meet projections, forecasts, estimates or other forward looking statements (it being understood that the underlying facts giving rise or contributing to such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition); (xiv) any change in global, national or regional political conditions, including the budgets of any Governmental or Regulatory Authority; and (xv) the effect of any change in any applicable Laws or Tax or accounting rules, including GAAP, or any change in the interpretation of the foregoing by any Governmental or Regulatory Authority or accounting body; except, with respect to clauses (i), (ii), (iv), (v), (xiv) and (xv), that if any such events have a materially disproportionate effect on the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, such events shall be taken into account in determining whether there is, or there is reasonably likely to become, a Company Material Adverse Effect.

“Company Products” means all Software and hardware products and all services (including any of the foregoing currently in development) from which the Company or any of its Subsidiaries has derived within the three (3) years preceding the date hereof, is currently deriving or is actually scheduled (and not merely projected) to derive, revenue from the sale, license, maintenance or provision thereof.

“Company Options” has the meaning set forth in Section 2.8(a).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Recommendation” has the meaning set forth in Section 3.3(b).

“Company Related Parties” has the meaning set forth in Section 10.11(b)(v).

“Company Restricted Stock” has the meaning set forth in Section 2.8(b).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Severance Practice” has the meaning set forth in Section 6.9(c).

“Company Shareholder Approval” has the meaning set forth in Section 3.3(a).

“Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 20, 2012, by and between Thoma Bravo and the Financial Advisor, as agent for the Company.

“Continuing Employees” has the meaning set forth in Section 6.9(a).

“Contract” means any written or oral agreement, contract, license, lease, instrument, document, option, sales or purchase order, warranty, commitment, note, bond, mortgage, indenture, guarantee or other instrument, arrangement or understanding of any kind, each as amended or modified from time to time.

“D&O Insurance” has the meaning set forth in Section 6.8(b).

“D&O Indemnified Party” has the meaning set forth in Section 6.8(a).

“Disclosure Schedule” has the meaning set forth in Article III.

“Dissenting Shares” has the meaning set forth in Section 2.5(f).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plans” has the meaning set forth in Section 3.12(a).

“Environmental Laws” means any foreign, federal, state or local Law in effect on or prior to the Closing Date relating to the pollution or the protection of human health and safety or the environment or natural resources.

“Environmental Liabilities” has the meaning set forth in Section 3.17.

“Equity Financing” has the meaning set forth in Section 4.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed a “single employer” with another entity under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning set forth in Section 2.6(a).

“Excluded Shares” has the meaning set forth in Section 2.5(d).

“Expenses” means, with respect to any Party hereto, all documented and reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to such Party and its Affiliates) incurred by such Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

“FDA” has the meaning in Section 3.8(b).

“Filed SEC Documents” has the meaning set forth in Article III.

“Financing Commitment” has the meaning set forth in Section 4.6.

“GAAP” means United States generally accepted accounting principles.

“Governmental or Regulatory Authority” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental, or quasi-governmental authority of any nature (including any governmental or quasi-governmental agency, branch, department, political subdivision, court or tribunal, or other entity), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, interpretative, judicial, legislative, police, regulatory or Tax authority or power of any nature, including self-regulatory organizations, including all statistical agencies designated by any Governmental or Regulatory Authority in connection with the regulation of workers’ compensation insurance.

“Guarantor” has the meaning set forth in the recitals.

“Guaranty” has the meaning set forth in the recitals.

“Hazardous Materials” means any hazardous or toxic substance, waste, contaminant, pollutant, gas or material which are defined, listed or regulated under, or any other substance, material or waste for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, in each case, as in effect prior to or on the date hereof, including petroleum or any petroleum byproducts.

“HSR Act” has the meaning set forth in Section 3.4.

“Indebtedness” means, with respect to any Person, (a) indebtedness for borrowed money or guarantees for any indebtedness of another Person (other than trade liabilities incurred in the ordinary course of business consistent with past practice), (b) any obligations evidenced by notes, bonds, debentures or similar instruments, (c) any liability relating to any capitalized lease obligations, (d) any obligations in the ordinary course of business relating to the deferred purchase price of property or services in amounts greater than $100,000, (e) reimbursement obligations with respect to letters of credit or bonds, (f) the maximum liabilities of such Person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) and (g) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the balance sheet of the Company and its Subsidiaries.

“Intellectual Property” means any and all intellectual property rights of any type or nature in any jurisdiction throughout the world, including, without limitation: (a) trademarks and service marks, trade dress, product configurations, trade names, service names, logos and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) works of authorship, writings, drawings, mask works, data, databases, and all copyrights and protections for the foregoing, whether registered or unregistered; (c) trade secrets and other confidential or non-public information having independent economic value from not being generally known and not readily ascertainable by proper means, including, without limitation, in technology, inventions, invention disclosures, discoveries, know-how, formulas and processes; (d) patents, patent applications, provisional applications, continuations and continuations-in-part, reissues and reexaminations; (e) Internet websites, domain names and applications and registrations pertaining thereto; (f) Software; and (g) all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing misuse or misappropriation, anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of T. Kelly Mann, Robert Watkins, and Robert Weber and (b) with respect to Parent, the actual knowledge, after reasonable inquiry, of Seth Boro and Kenneth Virnig.

“Law” means any statutes, laws (including common law), rules, ordinances, regulations, constitutions, treaties, codes, orders, judgments, injunctions, writs, decrees or similar requirement, whether foreign or domestic, applicable to the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as applicable, or their respective properties or assets.

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Letter of Transmittal” has the meaning set forth in Section 2.6(b).

“Liens” means, with respect to any property or asset, all security interests, liens, claims, pledges, options, mortgages, conditions, restrictions (including transfer restrictions), reservations, easements, encumbrances, encroachments, rights of first refusal, rights of first offer, charges and other encumbrances of any kind or nature whatsoever.

“Major Customer” has the meaning set forth in Section 3.23.

“Major Supplier” has the meaning set forth in Section 3.23.

“Material Contract” has the meaning set forth in Section 3.9.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Merger Sub Common Stock” has the meaning set forth in Section 3.5(c).

“NASDAQ” has the meaning set forth in Section 3.4.

“No-Shop Period Start Date” has the meaning set forth in Section 6.3(b).

“Notice Period” has the meaning set forth in Section 6.3(f).

“NYBCL” has the meaning set forth in the recitals.

“Open Source Software” means (a) any Software that requires as a condition of use, modification or distribution that such Software or other Software incorporated into, linked with, derived from, based upon or distributed with such Software: (i) be disclosed, licensed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, and/or (iii) be redistributable at no charge, and (b) without limiting the generality of the foregoing, any Software licensed or distributed under any of the following licenses or distribution models, or licenses or distributions models similar to any of the following: GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Eclipse Public License, Common Public License (CPL), Mozilla Public License, Apache Software License, and BSD License.

“OSS Modifications” means any modifications or derivatives of Open Source Software made by or on behalf of the Company or any of its Subsidiaries.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Intellectual Property” means (a) in the case of Software, all Owned Software, and (b) in the case of all other Intellectual Property, all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Registered Intellectual Property listed in Schedule 3.13(a).

“Owned Software” means all Software for which rights to object code and source code and related documentation are owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Expenses” has the meaning set forth in Section 8.2(e).

“Parent Material Adverse Effect” means any change, event, occurrence, fact or condition that prevents or materially impairs the ability of Parent or Merger Sub to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents.

“Parent Related Parties” has the meaning set forth in Section 10.11(a)(v).

“Parent Termination Fee” has the meaning set forth in Section 8.2(c).

“Paying Agent” has the meaning set forth in Section 2.6(a).

“Permits” means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance, variance or other authorization issued by or under the authority of any Governmental or Regulatory Authority or pursuant to any federal, state, local or foreign Law.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable for which there are adequate reserves or which are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) Liens incurred or deposits made to a Governmental or Regulatory Authority in the ordinary course of business in connection with a Permit; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) any Liens which are shown as exceptions on the relevant Company’s or Subsidiary’s title insurance policies and/or title commitments or reports which have been made available to Parent and Merger Sub and which would not be reasonably expected to materially interfere with the present use of the relevant property owned by the Company or a Subsidiary; (f) zoning, building and other generally applicable land use restrictions imposed by any Governmental or Regulatory Authority having jurisdiction over the Leased Real Property; (h) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which the Companies or the Subsidiaries have easement rights, in each case solely to the extent that such Lien is not attributable to, or does not result from, any material act or omission by the Company or its Subsidiaries or violate the terms of such Real Property Lease or easement agreement, as applicable; and (i) any other Liens which are not material in amount and do not materially impair the value or the continued use of the assets or properties to which they relate.

“Person” means any individual, group (including a “group” under Section 13(d) of the Exchange Act), partnership (general or limited), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental or Regulatory Authority.

“Proxy Statement” means the proxy statement of the Company to be filed with the SEC in connection with the Merger, together with any amendment or supplement thereto.

“Real Property Leases” has the meaning set forth in Section 3.16(b).

“Record Date” has the meaning set forth in Section 6.1(b).

“Registered Intellectual Property” means all Owned Intellectual Property registered, filed, applied for or issued under the authority of, with or by any Governmental or Regulatory Authority or domain name registrar, including all patents, utility models, industrial designs, registered copyrights, registered marks, registered domain names and all applications for any of the foregoing.

“Release” means any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, depositing, dispersing, emitting, emptying, escaping, dumping, leaching or migrating into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 6.5.

“Required Information” has the meaning in Section 6.13.

“Required Permits” has the meaning set forth in Section 3.8(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“Schedule Supplement” has the meaning set forth in Section 6.6(b).

“SEC” means the Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 6.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders’ Meeting” has the meaning set forth in Section 6.1(a).

“SHG Agreement” means that Asset Purchase Agreement by and among Strategic Healthcare Group, LLC (formerly Mediware Clinical Systems, LLC), Strategic Healthcare Group, LLC, Timothy Hannon and Mediware Information Systems, Inc., dated August 3, 2012.

“SHG Schedules and Exhibits” means the schedules and exhibits to the SHG Agreement.

“Software” means all software, computer software programs, operating systems, interfaces, firmware, algorithms, routines, modules, libraries, code and other components (in each case, in both source code and object code form), and all documentation related to the forgoing.

“Subsidiary” means, with respect to any Person, any other Person of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by an entity or another Subsidiary of such entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) for at least fifty percent (50%) of the outstanding shares of Company Common Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries made by a third party that the Company Board or any committee thereof determines in its good faith judgment, after consultation with its financial advisor and outside legal counsel, to be, if consummated, more favorable to the Company’s shareholders than the Merger (after taking into account, among other things, the relevant terms, conditions, impact and legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement, including without limitation financing or adequate funds, financing contingencies, regulatory and shareholder approvals, reasonable likelihood of completion, shareholder litigation and breakup fee and expense reimbursement provisions, taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.3(f).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, imposts, payments in lieu, and levies or other assessments or charges of any kind whatsoever, including all income, gross receipts, capital, transfer, profits, franchise, estimated, alternative or add-on minimum, single business, margin, inventory, bulk, production, sales, use, transfer, real property gains, recording, registration, mortgage, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, intangible property, special assessment, estimated, capital stock, social security, unemployment, occupation, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any Governmental or Regulatory Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any federal, state, local or foreign (including any other governmental subdivision) return, report, information statement, estimate, declaration, statement or other form or document (including all schedules, exhibits, or any related or supporting information), required to be filed with any Governmental or Regulatory Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party” has the meaning set forth in Section 6.3(a).

“Transaction Documents” means this Agreement and the other agreements contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 9.1.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 3.10(d).

SECTION 1.2.          Construction. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement. A reference to any Person includes such Person’s successors and permitted assigns. Any references to “dollars” or “$” means dollars of the United States of America.

ARTICLE II
THE MERGER

SECTION 2.1.          The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the NYBCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). For the avoidance of doubt, all references in this Agreement to the Company in respect of its rights, duties and obligations after the Effective Time shall be deemed to be references to the Surviving Corporation.

SECTION 2.2.          Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable (but in no event later than the third Business Day) after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until after the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, NY 10016, unless another place is agreed to in writing by the parties hereto. As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of New York, in such form as required by, and executed in accordance with the relevant provisions of, the NYBCL (the date and time of such filing, or if a later date and time are specified in such filing, such specified later date and time, being the “Effective Time”).

SECTION 2.3.          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4.          Certificate of Incorporation; By-Laws; Directors and Officers.

(a)          At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b)          At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(c)          The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and, except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are elected or appointed and qualified or until their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 2.5.          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a)          Conversion of Company Common Stock. Each share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $22.00 without interest (the “Merger Consideration”).

(b)          Treatment of Shares. As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares and each Book-Entry Share shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

(c)          Common Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of any Merger Sub Common Stock shall evidence, from and after the Effective Time, ownership of such shares of the Surviving Corporation.

(d)          Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each issued and outstanding share of Company Common Stock that is owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company or owned by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

(e)          Change in Shares. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Merger Consideration and any other number or amount contained herein which is based upon the number of shares of Company Common Stock shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Options and other awards under the Company Equity Plans, the same economic effect as contemplated by this Agreement prior to such event.

(f)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares (the “Dissenting Shares”), in accordance with the NYBCL, shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, but rather the holder of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with the NYBCL. If after the Effective Time any such holder of Company Common Stock fails to perfect or effectively withdraws or otherwise loses or is not otherwise entitled to such holder’s right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give prompt notice to Parent and Merger Sub of any written demands received by the Company for appraisal of shares of Company Common Stock, and Parent and Merger Sub shall have the right to participate in and, at Parent’s election, control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.6.          Exchange of Certificates; Payment for Shares of Company Common Stock

(a)          Paying Agent. Prior to the mailing of the Proxy Statement, Parent or Merger Sub shall appoint an agent (the “Paying Agent”) for the purpose of (i) receiving Letters of Transmittal and (ii) distributing the Merger Consideration. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount of cash necessary for payment of the Merger Consideration (but not, for the avoidance of doubt, for payments in respect of Company Options, which Parent shall pay, or cause the Surviving Corporation to pay through its payroll system, to the holders of Company Options in accordance with Section 2.8(a)), which shall be deposited in a separate fund established for the benefit of the holders of shares of Company Common Stock (the “Exchange Fund”). Any income from investment of the Exchange Fund will be payable to the Surviving Corporation.

(b)          Letters of Transmittal. Parent and the Company shall prepare a letter of transmittal (a “Letter of Transmittal”) and, promptly following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail a Letter of Transmittal to each holder of record of shares of the Company Common Stock (other than holders of Excluded Shares) for use in surrendering certificates representing shares of Company Common Stock (“Certificates”), which Letter of Transmittal shall (i) include instructions for the receipt of the Merger Consideration to which each such holder and each holder of Book-Entry Shares will be entitled pursuant to this Agreement and (ii) specify that delivery will be effected, and risk of loss and title to a Certificate will pass, only upon delivery of such Certificate to the Paying Agent. Any termination of this Agreement in accordance with Article VIII shall result in the revocation of all Letters of Transmittal delivered to the Paying Agent on or prior to the date of such termination.

(c)          Payment. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive from the Paying Agent, upon surrender to the Paying Agent of a Certificate together with a properly completed Letter of Transmittal in the case of Certificates and automatically, or if required, upon receipt of an “agent’s message,” in the case of Book-Entry Shares, the Merger Consideration in respect of the Company Common Stock represented by such Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Company Common Stock. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed Letter of Transmittal to the Paying Agent and comply with such other customary procedures of the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. Each holder of record of one or more Book-Entry Shares whose Book-Entry Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Paying Agent’s receipt of the applicable Letter of Transmittal and, if required, an “agent’s message” (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled pursuant to receive this Article II.

(d)          Payment to Others. If any portion of the Merger Consideration is to be paid to a Person other than the Person listed in the register of the Company as the holder of the relevant shares of the Company Common Stock, it shall be a condition to such payment that (i) a proper instrument of transfer shall be executed for the proper transfer of such shares of Company Common Stock and (ii) the Person requesting such payment shall pay in advance to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(e)          Lost Certificates. If any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent, and the posting by such Person of a bond in such reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(f)          Unclaimed Amounts. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.6 that remains unclaimed by the shareholders one (1) year after the Effective Time shall be returned to Parent, upon demand, and any shareholder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company or the Company shall be liable to any holder of shares of Company Common Stock, Company Options or other Company equity awards for any amounts properly delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(g)          Withholding. Parent, the Surviving Company or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or a Company Option such amounts as Parent, the Surviving Company or the Paying Agent are required to deduct and withhold under the Code or any provision of Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Option in respect of whom such deduction and withholding was made by Parent, the Surviving Company or the Paying Agent.

SECTION 2.7.          Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason and any Book-Entry Shares shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by such certificates or book-entry interests without any interest thereon.

SECTION 2.8.          Company Options and Other Equity Awards.

(a)          The Company shall take all actions necessary to provide that, (i) at the Effective Time, each then outstanding option to purchase shares of Company Common Stock (the “Company Options”), whether granted under any of the Company Equity Plans or otherwise, and whether or not then exercisable or vested, shall be canceled and (ii) promptly following the Effective Time, the Surviving Corporation shall pay through its payroll system to such holders of Company Options an amount in cash, without interest, with respect to each such Company Option equal to the product obtained by multiplying (A) the amount, if any, by which the Merger Consideration exceeds the exercise price relating to such Company Option by (B) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding Taxes). At or immediately prior to the Effective Time, each Company Option that has an exercise price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without any consideration therefor.

(b)          Prior to the Effective Time, the Company shall cause any restrictions imposed pursuant to any stock plan on any outstanding shares of Company Common Stock (such shares, “Company Restricted Stock”) to lapse and each share of Company Restricted Stock shall be subject to the same terms and conditions of this Agreement as other shares of Company Common Stock; provided, however that any term or condition more favorable to a holder of Company Restricted Stock in any employment agreement or agreement relating to the grant of such Company Restricted Stock or otherwise, in each case as set forth on Schedule 2.8(b), shall remain in full force and effect in accordance with its terms.

(c)          Prior to the Effective Time, the Company shall use its commercially reasonable efforts to take any and all actions necessary, including obtaining necessary consents, waivers or releases and/or amending and/or interpreting any provisions of the Company Equity Plans or agreements governing the terms and conditions of the Company Options, to effectuate the provisions of this Section 2.8 (including approval of the Company Board or any committee thereof). The Company shall provide that, following the Effective Time, no holder of any Company Option or shares of Company Restricted Stock shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

(d)          Prior to the Effective Time, each of the Company, Parent and Merger Sub shall take all such steps as may be reasonably required to cause any dispositions or acquisitions of Company equity securities in connection with the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and in accordance with that certain No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the disclosure schedule delivered to Parent and Merger Sub on the date hereof (the “Disclosure Schedule”), (b) disclosed in any Company SEC Document (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” (except for any historical information included therein), “Forward-Looking Statements”, “Quantitative and Qualitative Disclosures About Market Risk” (except for any historical information included therein) and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and (y) any exhibits or other documents appended thereto) filed on or after July 1, 2009 and prior to the date hereof (the “Filed SEC Documents”) (it being understood that any matter disclosed in any Filed SEC Document shall be deemed to be disclosed in a section of the Disclosure Schedule and to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Filed SEC Document that such disclosure is applicable to such section of the Disclosure Schedule, other than, in each case, any matters required to be disclosed for purposes of Sections 3.2, 3.5(b), 3.6(a), 3.8(b), 3.12 and 3.13, which matters shall be specifically disclosed in the applicable section of the Disclosure Schedule) or (c) set forth in the SHG Agreement or the SHG Schedules and Exhibits (it being understood that any matter disclosed in the SHG Agreement or the SHG Schedules and Exhibits shall be deemed to be disclosed in a section of the Disclosure Schedule and to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in the SHG Agreement or the SHG Schedules and Exhibits that such disclosure is applicable to such section of the Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1.          Organization and Qualification; Subsidiaries; Equity Interests.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly registered, qualified or authorized to do business as a foreign corporation in each jurisdiction where the nature of its business requires registration, qualification or authorization, except for those jurisdictions where the failure to be so registered, qualified or authorized would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          Schedule 3.1(b) sets forth a correct and complete list of all Subsidiaries of the Company. Each Subsidiary set forth on Schedule 3.1(b) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has the requisite corporate or limited liability company power and authority, as applicable, to carry on its business as it is now being conducted. Each such Subsidiary is duly registered, qualified or authorized to do business as a foreign corporation or limited liability company, as applicable, in each jurisdiction where the nature of its business requires registration, qualification or authorization, except for those jurisdictions where the failure to be so registered, qualified or authorized would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)          Except for its interests in the Subsidiaries set forth on Schedule 3.1(b) and except for the ownership interests set forth on Schedule 3.1(c), as of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. Except as set forth on Schedule 3.1(b), all of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens or transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. With respect to each Subsidiary of the Company, except as set forth on Schedule 3.1(b), there are no (i) shares of capital stock or other voting securities of or equity interests in such Subsidiary, (ii) options, calls, warrants or other rights, agreements, arrangements or commitments obligating the Company or any Subsidiary to issue or sell any shares of capital stock or voting securities of or other equity interests in such Subsidiary, (iii) securities of such Subsidiary convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Subsidiary, (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of or other equity interests in such Subsidiary or (v) bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of such Subsidiary may vote.

SECTION 3.2.          Capitalization.

(a)          The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date hereof, (i) the issued and outstanding shares of capital stock of the Company consists of 9,126,454 shares of Company Common Stock (which includes 629,488 shares of Company Common Stock held in the Company treasury) and zero shares of Company Preferred Stock, (ii) an aggregate of 540,375 shares of Company Common Stock are subject to outstanding Company Options, (iii) an aggregate of 60,000 shares of unvested Company Restricted Stock have been granted and (iv) the Company has reserved 1,935,671 shares of Company Common Stock for issuance to employees, directors and independent contractors of the Company pursuant to the Company Equity Plans.

(b)          All the outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Equity Plan will be, when issued in accordance with the terms thereof, duly and validly issued, fully paid and non-assessable. No shares of capital stock of the Company are owned by any Subsidiary.

(c)          Schedule 3.2(c) sets forth the following information with respect to each outstanding Company Option: (i) the holder of the Company Option; (ii) the aggregate number of shares of Company Common Stock issuable thereunder; (iii) the type of option; (iv) the grant date; (v) the expiration date; (vi) the exercise price; (vii) the vesting schedule; and (viii) the Company Equity Plan pursuant to which such Company Option was granted. Each Company Option was granted in accordance with the terms of the Company Equity Plan applicable thereto. Schedule 3.2(c) also sets forth the following information with respect to each holder of Company Restricted Stock: (i) the holder of such Company Restricted Stock; (ii) the aggregate number of shares of Company Restricted Stock held by such holder; (iii) the grant date; (iv) the vesting schedule; and (v) the Company Equity Plan pursuant to which such Company Restricted Stock was granted. Each share of Company Restricted Stock was granted in accordance with the terms of the Company Equity Plan applicable thereto.

(d)          Except as set forth in this Section 3.2 or as listed on Schedule 3.2(d), there are no (i) shares of capital stock or other voting securities of or equity interests in the Company, (ii) options, calls, warrants or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of capital stock or voting securities of or other equity interests in the Company, (iii) securities of the Company convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Company, (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of or other equity interests in the Company or (v) bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote. Neither the Company nor any of its Subsidiaries (A) is a party to any voting agreement with respect to the voting of any capital stock of or other equity interests in the Company or (B) has any obligation to repurchase, redeem or otherwise acquire any capital stock of the Company.

(e)          The copies of the Company Equity Plans that are filed as exhibits to the Company SEC Documents are complete and correct copies thereof as in effect on the date hereof.

(f)          The aggregate consideration for Company Common Stock, Company Restricted Stock, Company Options and Company Preferred Stock payable to the holders thereof under Article II (for this purpose, calculated as if there are not Dissenting Shares) as of the date of this Agreement and as of the Closing shall not exceed $193,792,277 (the “Aggregate Consideration”), which consists of amounts not to exceed (i) $185,613,254 with respect to holders of shares of Company Common Stock, (ii) $1,550,200 with respect to holders of shares of unvested Company Restricted Stock, (iii) $6,628,823 with respect to holders of Company Options and (iv) no amount in respect of Company Preferred Stock; provided that the Company shall not be deemed to have breached this Section 3.2(f) (y) solely by virtue of proper exercises of Company Options or the vesting of Company Restricted Stock outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Company Options does not increase the Aggregate Consideration or (z) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii) and (iii) of this Section 3.2(f), so long as such changes do not increase the Aggregate Consideration.

SECTION 3.3.          Authorization; Valid and Binding Agreement.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate, on the terms and subject to the conditions of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Shareholders’ Meeting (the “Company Shareholder Approval”). All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of all obligations of the Company hereunder and thereunder has been taken, subject only to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)          As of the date of this Agreement, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its shareholders; (ii) approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, and the performance by the Company of its covenants and obligations hereunder; (iii) recommended that the Company’s shareholders vote in favor of approval and adoption of this Agreement and the Merger at the Shareholders’ Meeting (the “Company Recommendation”); and (iv) directed that this Agreement be submitted to the Company’s shareholders for their approval.

SECTION 3.4.          Governmental Filings; Conflicts. Except as set forth on Schedule 3.4 and (i) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iii) filings under the Exchange Act and the Securities Act, (iv) any filings required under the rules and regulations of the NASDAQ Capital Market (“NASDAQ”), (v) the filing of the Certificate of Merger pursuant to the NYBCL, (vi) the consents or approvals of, or notifications to, the Governmental or Regulatory Authorities set forth in Schedule 3.4 and (vii) any other actions or filings, the failure of which to take or make would not have or be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement and the other Transaction Documents by the Company and the performance by the Company of its obligations contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a breach of the provisions of the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws or other organizational documents; (B) conflict with or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, or require any authorization, consent, approval or waiver under any Material Contract or result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries; (C) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental or Regulatory Authority against, or binding upon, the Company or its Subsidiaries; or (D) violate, conflict with or result in a breach of any Law to which the Company or any of its Subsidiaries is subject; except in the case of each of the foregoing clause (B), (C) and (D), for such conflicts, breaches, defaults, terminations, cancellations, accelerations, changes, losses, authorizations, consents, approvals, waivers, creations, results or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.5.          Company SEC Documents; Undisclosed Liabilities.

(a)          Except as disclosed on Schedule 3.5(a), since July 1, 2009, the Company has timely filed with the SEC (subject to any extensions permitted pursuant to, and in compliance with, Rule 12b-25 of the Exchange Act) all certifications, reports and proxy statements required to be filed by it (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of their respective SEC filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents as used by smaller reporting companies, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no correspondence between the SEC and the Company since July 1, 2009 (other than correspondence that is publicly available on the SEC’s EDGAR system). To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b)          The consolidated financial statements and condensed consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be expressly indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position and the condensed consolidated financial position, as applicable, of the Company and its Subsidiaries as of the dates thereof and the consolidated results and the condensed consolidated results, as applicable, of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown (subject, in the case of unaudited financial statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments expressly described therein, including any notes thereto) in accordance with GAAP. Since July 1, 2009, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c)          Neither the Company nor any of its Subsidiaries has any liabilities of any nature or obligations of a monetary nature (whether accrued, absolute, contingent, determinable or otherwise), except such liabilities or obligations (i) for which there are corresponding accruals or reserves in the balance sheet of the Company and its Subsidiaries (the “Company Balance Sheet”) as of June 30, 2012 (the “Balance Sheet Date”), or disclosed with respect thereto in the accompanying financial statement notes included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) incurred in connection with the Transactions, (iv) incurred under any Contract pursuant to which the Company has payment obligations of less than $250,000, other than liabilities or obligations due to breach thereunder or except as set forth on Schedule 3.5(c), (v) incurred under any Material Contracts described under Sections 3.9(a)(i) or Section 3.9(a)(x)(B) or (vi) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(d)          The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) since July 1, 2009, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

(e)          The Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

(f)          Since July 1, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(g)          The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K promulgated under the Exchange Act, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

SECTION 3.6.          Absence of Certain Developments.

(a)          Since the Balance Sheet Date through the date hereof, there has not occurred any event, state of facts, circumstances, development, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date hereof, the Company and its Subsidiaries (on a consolidated basis, taken as a whole) have conducted their respective businesses in the ordinary course of business consistent with past practice.

(b)          Except as set forth on Schedule 3.6, since the Balance Sheet Date through the date hereof, the Company and its Subsidiaries have not taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 5.1.

SECTION 3.7.          Litigation. Except as set forth in Schedule 3.7, there are no claims, complaints, actions, suits, proceedings, subpoenas, audits or investigations (each, an “Action”) pending or, to the Knowledge of the Company, threatened, before any Governmental or Regulatory Authority or before any arbitrator, brought by or against the Company or any of its Subsidiaries involving, affecting or relating to the Company, any Subsidiary, the assets, properties or rights of the Company or its Subsidiaries, the transactions contemplated by this Agreement or any current or former officer, director or employee of the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries may be liable. There is no judgment, decree, settlement, injunction, ruling or order of any Governmental or Regulatory Authority or before any arbitrator outstanding, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries (including any of the foregoing applicable to the Owned Intellectual Property restricting the ownership, use, validity or enforceability of the same) which has had, or would reasonably be expected to have, individually or in the aggregate, a material effect on the business or financial condition of the Company and its Subsidiaries, taken as a whole. There is not currently any internal investigation or inquiry being conducted by the Company, the Company Board (or any committee thereof) or, to the Knowledge of the Company, any Third Party or Governmental or Regulatory Authority at the request of any of the foregoing concerning any material financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other material misfeasance or malfeasance issues.

SECTION 3.8.          Compliance with Law; Permits.

(a)          The operations of the business of the Company and its Subsidiaries comply, and for the past three (3) years the Company and its Subsidiaries have complied, in all material respects with all applicable Laws of all Governmental and Regulatory Authorities having jurisdiction over the Company, including, without limitation, the Exchange Act and the Securities Act and the rules and regulations promulgated under each of them, the rules and regulations of self-regulatory organizations including, without limitation, each applicable exchange (as defined under the Exchange Act), and the regulations and requirements of the FDA. Notwithstanding the foregoing, the representations and warranties in this Section 3.8 do not apply to matters with respect to Section 3.10 (Employees and Labor), Section 3.11 (Tax Matters), Section 3.12 (Employee Benefit Plans), Section 3.13 (Intellectual Property) or Section 3.17 (Environmental Matters). The Company complies in all material respects with all relevant Laws and its own policies with respect to the privacy of all users and customers (and customers or patients of customers), and any of their personally identifiable information, and no claims have been asserted or, to the Knowledge of the Company, threatened against the Company by any Person alleging a material violation of any of the foregoing.

(b)          Except as disclosed on Schedule 3.8(b), the Company and its Subsidiaries are not now subject, and have not been subject during the previous three (3) years, to any adverse inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement action by the U.S. Food & Drug Administration (“FDA”) or any other Governmental or Regulatory Authority having responsibility for the regulation of the Company Products, nor has the Company received during the previous three (3) years any notice from the FDA or any other Governmental or Regulatory Authority that it has commenced, or threatened to initiate, any Action to withdraw approval, enjoin the sale of or place other sales or marketing restrictions on or request the recall of any of the Company Products. Except as disclosed on Schedule 3.8(b), the Company and its Subsidiaries have obtained all necessary approvals and authorizations from the FDA and other authorities for their current and past business activities. The Company and its Subsidiaries have not made any material false statements or material false omissions in their applications or other submissions to the FDA or other Governmental or Regulatory Authorities.

(c)          Schedule 3.8(c) sets forth a correct and complete list of all material Permits issued or granted by any Governmental or Regulatory Authority to the Company and its Subsidiaries relating to their respective businesses (collectively, the “Required Permits”). The Company or its Subsidiaries, as applicable, owns, holds or possesses all Required Permits and all such Required Permits are in full force and effect.

(d)          Except as disclosed on Schedule 3.8(d), since June 1, 2007, neither the Company nor any Subsidiary has received any written notice or communication from any Governmental or Regulatory Authority regarding any actual, alleged, or potential material violation of (or investigation with respect thereto) any Law or failure to comply with the terms or requirements of any Required Permit.

SECTION 3.9.          Material Contracts.

(a)          Schedule 3.9(a) sets forth as of the date hereof a correct and complete list of each of the following Contracts to which the Company or any Subsidiary is a party (collectively, the “Material Contracts”):

(i)          any shareholders agreement or agreement relating to the issuance, voting, repurchase, redemption or transfer of any securities of the Company or any Subsidiary or the granting of any registrations rights with respect thereto;

(ii)          any Contract relating to Indebtedness, including any loan, bridge loan, credit or security agreements, but excluding any ordinary course trade payables and receivables;

(iii)          any joint venture or partnership agreements or similar arrangements with third parties;

(iv)          any Contract that (A) purports to limit in any respect the Company or its Subsidiaries from engaging or competing in any lines of business, market or geographic area or with any Person, (B) grants any exclusive rights to any Person, including, without limitation, any exclusive license, supply or distribution agreement or which could have such effect after the Closing, (C) grants any rights of first refusal or rights of first negotiation with respect to any product or service of the Company; except for limitations or rights that are not material to the Company and its Subsidiaries, taken as a whole;

(v)          any Contract that limits in any respect the Company or its Subsidiaries from hiring or soliciting for hire the employees or contractors of any third party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except for (A) limitations that are not material to the Company and its Subsidiaries taken as a whole and (B) customer Contracts entered into in the ordinary course of business that may include non-solicit or similar provisions;

(vi)          any Contract under which the Company or any of its Subsidiaries paid or received more than $300,000 during the fiscal years ended June 30, 2010, 2011 or 2012;

(vii)          any Contract of the Company that would be required to be filed as an exhibit to one or more of the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K;

(viii)          any Contract that provides for an obligation of the Company or any of its Subsidiaries (whether absolute, accrued, contingent or otherwise) as guarantor with respect to any Person other the Company or any of its Subsidiaries;

(ix)          any Contract that is a surety contract or agreement in which the Company is the provider of the surety;

(x)          any (A) consulting (other than those that are terminable on no more than thirty (30) days prior notice and that provides for a termination fee of less than $50,000), change of control, retention or severance agreement or arrangement or (B) employment agreement (x) with any officer of the Company or its Subsidiaries which provides for mandatory annual salary and cash bonus in the aggregate of in excess of $150,000 or (y) which includes any bonus or other amount payable in connection with the transactions contemplated hereby;

(xi)          any Contract pursuant to which the Company or any of its Subsidiaries has acquired any rights in or to any Intellectual Property owned by a third party, excluding any Contract for off-the-shelf Software or other Intellectual Property (A) not material to the functionality or provision of the Company Products or (B) used solely for the Company’s or such Subsidiary’s internal use and does not materially adversely impact the operations of the Company in the ordinary course of business;

(xii)          any Contract pursuant to which the Company or any of its Subsidiaries has licensed or transferred any rights in or to any Owned Intellectual Property to a third party (excluding non-exclusive licenses or sublicenses entered into with customers or distributors in the ordinary course of business under terms substantially similar to those contained in the agreements with such customer or distribution, as applicable, provided to Parent);

(xiii)          (A) any Contract containing an agreement by the Company or any of its Subsidiaries to provide any Person with access to the source code for any Company Products or (B) any Contract between the Company or any of its Subsidiaries and an escrow agent to provide for the source code for any Company Products to be put in escrow;

(xiv)          any Contract pursuant to which the Company or any of its Subsidiaries obtains co-location or hosting services in connection with the hosted Company Products;

(xv)          any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of trade credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business consistent with past practice;

(xvi)          each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $150,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(xvii)          any Contract entered into in connection with the settlement or other resolution of any Action under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $150,000;

(xviii)          any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xix)          any Contract (other than pursuant to organizational documents) providing for indemnification by the Company of any officer, director or employee of the Company, but only if the terms of such Contract differ materially from the form of indemnification agreement filed with the Company SEC Documents;

(xx)          any Contract or arrangement that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by any of the Company’s Subsidiaries;

(xxi)          any Contract that would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(xxii)          any Contract or arrangement that involves any Company Related Party and involves continuing liabilities or obligations of the Company or its Subsidiaries;

(xxiii)          any Contract that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate , commodity price, equity value or foreign currency protection contract;

(xxiv)          any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xxv)          any collective bargaining agreement or other agreement with any labor organization; and

(xxvi)          any Contract requiring capital expenditures (as defined in GAAP) in excess of $50,000 in the aggregate after the Effective Date.

(b)          Each Material Contract is (i) in full force and effect on the date hereof and (ii) valid, binding and enforceable against the Company or such Subsidiary and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except where the failure to be valid, binding and enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in default or breach under any of the Material Contracts, nor, to the Knowledge of the Company, are there facts or circumstances which have occurred or currently exist which, with or without the giving of notice or the passage of time or both, would constitute a default or breach under any of the Material Contracts, except for such defaults or breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.9(b), since the Balance Sheet Date, none of the Company or any Subsidiary has received written or, to the Knowledge of the Company, oral notice of cancellation or termination of, or of the intention to cancel or terminate, any Material Contract. Complete, correct and unredacted copies of each Material Contract, as amended and/or supplemented, have been filed with the SEC or made available by the Company to Parent and its counsel.

SECTION 3.10.          Employees and Labor.

(a)          The Company and its Subsidiaries are, and since July 1, 2009 have been, in compliance in all material respects with all Laws regarding employment, including without limitation wages, hours, collective bargaining, equal opportunity, layoffs, workplace safety, immigration, and the payment and withholding of social security and other Taxes. Except as set forth on Schedule 3.10(a), since July 1, 2009, no complaint or Action against the Company or any Subsidiary has been filed or, to the Company’s Knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority that regulates labor or employment practices. Except as set forth on Schedule 3.10(a), there is no pending or, to the Knowledge of the Company, threatened grievance or Action against the Company or any Subsidiary by any current or former employee or director relating to such person’s employment with or services to the Company or any Subsidiary.

(b)          Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, other agreement or understanding or work rules or practice with any labor union, labor organization or works council, and no employee of the Company or any of its Subsidiaries is subject to or covered by any collective bargaining agreement, other agreement or understanding, or work rules or practice, or is represented by any labor union, labor organization or works council.

(c)          There is not in existence any pending or, Company’s Knowledge, threatened: (i) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other dispute or controversy with or involving a labor union, labor organization or works council, or with respect to unionization or collective bargaining, and no such dispute or controversy has occurred within the past five (5) years; or (ii) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation by any labor organization.

(d)          During the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closing or employee layoffs requiring notice to affected employees under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) as amended, or any similar state or local Law.

SECTION 3.11.          Tax Matters.

(a)          (i) All material Tax Returns required to be filed by the Company and each of its Subsidiaries have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings), (ii) all such Tax Returns are correct in all material respects as of the time of such filing, (iii) all material Taxes required to be paid by the Company and each of its Subsidiaries (whether or not shown as due on such Tax Returns) have been timely paid and (iv) with respect to any taxable period for which such Tax Returns have not yet been filed, or for which Taxes are not yet due and owing, the Company and each of its Subsidiaries have made accruals required by GAAP for such Taxes. No Person has waived or extended any period of limitations for assessment in respect of material Taxes or material Tax Returns of the Company or any of its Subsidiaries which waiver is currently in effect, and there are no written requests or demands to extend or waive any such periods of limitation. There are no Liens (other than Permitted Liens) for Taxes upon any assets of the Company or any of its Subsidiaries.

(b)          All material deficiencies asserted or assessments made as a result of any examinations by any Tax Authority with respect to the Company or any of its Subsidiaries have been fully paid, and no material reassessments, assessments, audits, inquiries, claims, suits, proceedings or investigations relating to Taxes or Tax Returns (each, an “Audit”) of the Company or any of its Subsidiaries are in progress, pending or have been threatened in writing since July 1, 2011.

(c)          The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d)          Each of the Company and its Subsidiaries has properly withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(e)          Except as set forth in Schedule 3.11, no unresolved claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(f)          None of the Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

SECTION 3.12.          Employee Benefit Plans.

(a)          Schedule 3.12(a) lists all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other benefits or compensation plans, programs, arrangements, policies or payroll practices, including any plan, program, arrangement, policy or payroll practices providing severance pay, retention, bonuses, commissions, profit-sharing, savings, incentive, change of control, parachute, stock purchase, stock options or other equity-based awards, insurance, deferred compensation, pension, medical, retirement or other similar fringe or employee benefits, in each case sponsored or maintained by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is obligated to contribute , or with respect to which the Company or any of its Subsidiaries has any material actual or contingent liability or obligation (each, an “Employee Benefit Plan”).

(b)          With respect to each Employee Benefit Plan, the Company has provided to Parent and Merger Sub true and complete copies of each of the following documents, to the extent applicable: (i) the Employee Benefit Plan (including all amendments thereto) and any related trust agreements, insurance contracts or funding arrangements; (ii) the most recent annual report, including all schedules and financial and actuarial reports, if required under ERISA or the Code; (iii) the most recent summary plan descriptions and material modifications, if required under ERISA; (iv) written descriptions of all material non-written agreements relating to the Employee Benefit Plans; (v) all material written communications to or from any Governmental or Regulatory Authority relating to the Employee Benefit Plans; (vii) all material written communications to or from any third party vendor, third party administrator or investment manager during the three most recent plan years; and (viii) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c)          Each Employee Benefit Plan has been established, maintained, funded and administered, in form and operation in accordance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under any of the Employee Benefit Plans have been made by the due date thereof and all contributions and premium payments for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date. There are no pending or, to the Company’s Knowledge, threatened Actions, audits, hearings, arbitrations, or disputes relating to any Employee Benefit Plan (other than routine claims for benefits).

(d)          Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a current favorable determination letter from the Internal Revenue Service and there are no facts or circumstances that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(e)          Neither the Company, any of its Subsidiaries, nor any of its or their ERISA Affiliates maintains or contributes to or maintained or was required to contribute to, or has any actual or contingent liability or obligation under or with respect to, (i) any plan or arrangement that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any plan or arrangement that is or was a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, or (iii) a multiple employer plan within the meaning of Section 413(c) of the Code. Neither the Company nor any of its Subsidiaries has any actual or contingent liability or obligation in respect of or relating to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) by virtue of its being treated at any time as a single employer with any other Person pursuant to Section 414 of the Code.

(f)          Neither the Company nor any of its Subsidiaries has any obligations for, or liabilities with respect to, post-termination or retiree welfare or welfare-type benefits, except for benefits required to be provided under Section 4980B of the Code or any other applicable Law requiring continuation of health coverage and for which the beneficiary pays the entire premium cost.

(g)          No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Benefit Plan.

(h)          All Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained, funded and administered in accordance with their terms and applicable Law, (ii) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i)          Except as set forth on Schedule 3.12 (i), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount or value of any compensation or benefits otherwise payable or required to be paid to any current or former employee, director, officer, contractor or consultant of the Company or any of its Subsidiaries or with respect to any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the payment of any amount that would, individually or in combination with any other payment, not be deductible as a result of Section 280G of the Code.

(k)          Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects in form and operation with Section 409A of the Code and the regulations thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code. None of the Company or any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code. Each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” of a “nonqualified entity” within the meaning of Section 457A of the Code complies in all material respects in form and operation with Section 457A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 457A of the Code.

SECTION 3.13.          Intellectual Property.

(a)          Schedule 3.13(a) sets forth a complete and accurate list of the Registered Intellectual Property. No interference, opposition, reissue, reexamination, or similar proceeding is pending that could reasonably be expected to affect in any material respect the ownership, validity, enforceability or scope of such Registered Intellectual Property. All filings, payments and other actions required to be made or taken to prosecute, receive issuance or grant of, and maintain each item of Registered Intellectual Property in full force and effect have been made to date by the applicable deadline, except in regard to Registered Intellectual Property not material to the business of the Company or any of its Subsidiaries that the Company or such Subsidiary in its reasonable business judgment has determined to abandon or permit to lapse and which is so marked in Schedule 3.13(a). The Company and its Subsidiaries are the sole owners of all of the Registered Intellectual Property, and the Registered Intellectual Property is subsisting, valid and enforceable, and not subject to any Lien other than Permitted Liens. No Actions have been commenced within the five (5) years preceding the date hereof, are pending, or, to the Knowledge of the Company, are threatened contesting or challenging the enforceability, validity, ownership or use by the Company or any Subsidiary of any Owned Intellectual Property.

(b)          The Company and its Subsidiaries own exclusively, or license or otherwise have the right to use (pursuant to a valid and enforceable Contract set forth in Schedule 3.9(a)(xi) (or not required to be set forth therein)), free and clear of all Liens except for Permitted Liens, all Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted; provided, however, that the foregoing is not, and shall not be deemed to be or constitute, any representation or warranty of non-conflict, non-infringement, non-dilution, non-misappropriation, non-violation or non-interference with any Intellectual Property rights of another Person, which representation and warranty is solely set forth in the first sentence of Section 3.13(d) below.

(c)          To the Knowledge of the Company, no Person has conflicted with, infringed upon, diluted, misappropriated, violated or interfered with, or is conflicting with, infringing upon, diluting, misappropriating, violating or interfering with, any of the rights of the Company or any of its Subsidiaries with respect to the Owned Intellectual Property, except for any of the foregoing which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Neither the conduct of the business of the Company and its Subsidiaries as currently conducted, nor the use of the Company Products in accordance with their documentation, has conflicted with, infringed upon, diluted, misappropriated, violated or interfered with or is conflicting with, infringing upon, diluting, misappropriating, violating or interfering with any Intellectual Property rights of any other Person, except for any of the foregoing which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.13(d), (i) neither the Company nor any of its Subsidiaries has received any written notice of any claim or assertion alleging (A) the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company or such Subsidiary or (B) that the Company Products or the conduct of the Company’s or any of its Subsidiaries’ business conflict with, infringe upon, dilute, misappropriate, violate or interfere with the Intellectual Property rights of any other Person (including any demand or request that the Company or any of its Subsidiaries license any rights from any Person), (ii) there have not been commenced within the five (5) years preceding the date hereof, there are not pending, and, to the Knowledge of the Company, there are not threatened, in writing any Actions by any Person against the Company or any of its Subsidiaries alleging any of the foregoing, and to date (iii) neither the Company nor any of its Subsidiaries has received any written notice of any claim or assertion made against any Person, who may be entitled to be indemnified, defended or held harmless by the Company or such Subsidiary for any conflict with, infringement upon, dilution, misappropriation, violation or interference with any Intellectual Property Rights of another Person.

(e)          The Company and its Subsidiaries take and have taken commercially reasonable actions to maintain, preserve, and protect, in all material respects, any Owned Intellectual Property, including by: (i) requiring, through signed written agreements with the Company or a Subsidiary, as the case may be, all Persons who receive trade secret or confidential or proprietary data or information of the Company or a Subsidiary not to disclose such trade secrets, data or information to any third party, and not to use such trade secrets, data or information for any purpose other than the purposes expressed in the applicable agreement; and (ii) entering into signed written agreements with all employees and independent contractors of the Company or any of its Subsidiaries, whose day-to-day activities as an employee or contractor involve or involved the creation of Intellectual Property for the Company or any of its Subsidiaries, conveying a present grant of exclusive ownership of such Intellectual Property to the Company or such Subsidiary. To the Knowledge of the Company, no such Persons are in violation of any term of any of the foregoing agreements.

(f)          The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are intended to ensure that the Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws. The Company and its Subsidiaries are, and for the last three (3) years have been, in compliance in all material respects with (i) such foregoing policies and procedures, and (ii) all applicable data protection or privacy Laws governing the use, collection, storage, disclosure and transfer of any personally identifiable information of third parties collected by the Company or any of its Subsidiaries. Since July 1, 2009, (A) to the Knowledge of the Company, there have not been any (1) losses or thefts of data or security breaches relating to data used or stored in the business of the Company and its Subsidiaries, (2) violations of any security policy regarding any such data, (3) unauthorized access or unauthorized use of any data, or (4) other than as set forth on Schedule 3.13(f)(A)(4), unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary, and (B) there have not been any written complaints, written notices or legal proceedings or other written claims related to any of the foregoing in clauses (f)(ii) or (f)(A)(1) through (4). Without limiting the foregoing, the Company and its Subsidiaries, the operation of their respective business, and the delivery as a service or contemplated end-user use of the Company Products in accordance with their documentation, complies in all material respect with all privacy- and information security- related laws and regulations applicable thereto, and there is no legal or regulatory Action pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries alleging any failure by the Company or such Subsidiary or the Company Products to comply with any such laws or regulations.

(g)          The Company and its Subsidiaries possess the source code, object code and internal technical documentation (including complete source code files) for all Owned Software (including the Owned Software embodied in the Company Products) currently offered or planned to be offered for license by, or which currently generates support or maintenance revenue for, the Company and its Subsidiaries. No Person other than the Company and its Subsidiaries has any ownership right or interest in or with respect to any Owned Software (including the Owned Software embodied in the Company Products), except for unassignable moral rights or other rights in copyrights that are unassignable as a matter of Law. The Company and its Subsidiaries have disclosed source code to Owned Software (including the Owned Software embodied in the Company Products) only pursuant to written agreements containing confidentiality terms that reasonably protect the Company’s or its Subsidiary’s exclusive ownership rights in such Owned Software. Except with respect to the source code escrow commitments set forth on Schedule 3.13(g), no Owned Software (including the Owned Software embodied in the Company Products) is subject to any obligation (whether present, contingent or otherwise) that would require the Company or its Subsidiaries to divulge, license or otherwise provide to any Person the source code for any such Owned Software.

(h)          The Company and its Subsidiaries have used commercially reasonable efforts to prevent the unauthorized introduction into the Owned Software, and to the Knowledge of the Company, the Owned Software does not contain, any unauthorized “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code designed or intended to disrupt or disable the operation of, or provide unauthorized access to, a computer system or network on which such code is stored or installed.

(i)          Neither the Company nor any of its Subsidiaries uses or has used any Open Source Software or any OSS Modifications in connection with any Owned Software (including the Owned Software embodied in the Company Products) in a manner that: (i) would grant or purport to grant to any Person any rights to or immunities under any Owned Intellectual Property that is material to the business of the Company or (ii) requires, or has as a condition of its use or distribution, the disclosure, licensing, or distribution of the source code for any such Owned Software or otherwise imposes an obligation on the Company or any of its Subsidiaries to distribute any such Owned Software on a royalty-free basis. Except as would not reasonably be expected to have a Company Material Adverse Effect, where it has distributed Open Source Software or OSS Modifications, the Company or its Subsidiary has complied with the attribution and other requirements dictated by the licenses governing the use and distribution of such Open Source Software or OSS Modifications. Neither the Company nor any of its Subsidiaries have received any requests from any Person for disclosure of the source code for any of the Owned Software (including the Owned Software embodied in the Company Products) pursuant to a license governing Open Source Software. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable procedures to review the requirements associated with Open Source Software prior to the use thereof in connection with any Owned Software (including the Owned Software embodied in the Company Products).

(j)          The execution, delivery and performance of this Agreement, and consummation of the Merger and the other transactions contemplated hereby, will not, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Owned Intellectual Property; (ii) the limitation of the license grant under or the termination of any material license of Intellectual Property rights of a third party to the Company or any of its Subsidiaries (including any license set forth in Schedule 3.9(a)(x) (or not required to be set forth therein)) or the supplemental payment of any kind by the Company or any of its Subsidiaries to any such third party as a result of the Closing to retain the benefit of any such license following the Closing; (iii) the release, disclosure, or delivery of any Owned Intellectual Property (including the source code for any Company Products) by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Owned Intellectual Property or Company Products.

(k)          Neither the Company nor any of its Subsidiaries is currently involved in, nor, to the Knowledge of the Company, do any facts, conditions or circumstances exist that would reasonably be expected to lead to, any material dispute with respect to the Contracts set forth on Schedule 3.13(k).

SECTION 3.14.          Assets of the Company.

(a)          The properties, assets, interests in properties and rights owned, leased, licensed or otherwise held by the Company or a Subsidiary, and the approvals of Company employees and contractors by Governmental or Regulatory Authorities constitute all the properties, assets, interests in properties and rights necessary to permit the Company and its Subsidiaries to carry on their respective businesses as of immediately after the Closing in all material respects as carried on as of immediately prior to the Closing. All material tangible properties and assets of the Company and its Subsidiaries are in sufficient operating condition, ordinary wear and tear excepted. Other than with respect to real property, which is the subject of Section 3.16, with respect to the property and assets they lease, the Company and its Subsidiaries are in compliance in all material respects with such leases and hold a valid leasehold interest, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.15.          Insurance. The Company and its Subsidiaries and their respective properties are insured in such amounts, against such risks and losses and with such insurers as are prudent when considered in light of the nature of the properties and businesses of the Company as currently conducted. Schedule 3.15 sets forth a correct and complete list of all insurance policies relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries as of the date hereof. Such policies are in full force and effect, neither the Company nor any of its Subsidiaries is in material breach of or default under any such policies and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach of or default under any such policies. As of the date hereof, the Company has not received any termination or threatened termination of any of such policies and such policies are in full force and effect. There is no claim by the Company or any of its Subsidiaries pending, nor has there been a claim pending during the past three (3) years, under any of such policies as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies. Since July 1, 2009, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all premiums due and payable under all of such policies have been paid when due.

SECTION 3.16.          Real Property.

(a)          Neither the Company nor any of its Subsidiaries owns any real property, nor had any of them owned any real property since July 1, 2009.

(b)          Schedule 3.16(b) sets forth the address of each parcel of real property leased or subleased by the Company or its Subsidiaries (the “Leased Real Property”), and a true and complete list of all leases, subleases or other occupancy agreements, written or oral, to which any of the Company or its Subsidiaries are a party relating to such Leased Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Real Property Leases”), including the date and name of the parties to each such Real Property Lease. The Company has delivered or made available to Parent and Merger Sub a true and complete copy of each such Real Property Lease, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. Neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. Except as set forth on Schedule 3.16(b), with respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms; (ii) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease is in material breach or violation of, or in material default under, such Real Property Lease, and, to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default; (iii) the Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Property under such Real Property Lease has not been disturbed in any material respect and, to the Knowledge of the Company, there are no material disputes with respect to such Real Property Leases; (iv) the Merger does not require the consent of any other party to such Real Property Lease, will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full.

SECTION 3.17.          Environmental Matters. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any other Person whose liability the Company or any of its Subsidiaries has assumed or undertaken expressly or by operation of Law) has any material liability: (i) relating to the violation by the Company or any of its Subsidiaries, as applicable, or the operation of their respective businesses or the Leased Real Property, of any Environmental Law; or (ii) with respect to, or relating to, the generation, presence, disposal, Release, threatened Release, handling, transportation, treatment, storage, cleanup or contamination of or by any Hazardous Material, including without limitation by the Company or any of its Subsidiaries at any of the Leased Real Property or any former properties (any such liability, an “Environmental Liability”). The Company has not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liability arising under Environmental Laws and relating to the Company or any of its Subsidiaries or their properties or facilities. Neither the Company nor any of its Subsidiaries has assumed or otherwise become subject to any material liability of any other Person relating to Environmental Laws or Hazardous Material. To the Knowledge of the Company, except as set forth on Schedule 3.17, there are no Environmental Liabilities arising out of conditions or occurrences existing or occurring on or prior to the Closing Date for which the Company or any of its Subsidiaries will or may be responsible or liable. The Company has furnished to Parent all environmental audits, reports and other material environmental documents relating to the Company’s or its Subsidiaries’ past or current properties, facilities or operations that are in their possession or under their reasonable control.

SECTION 3.18.          Bank Accounts. Schedule 3.18 sets forth a true, correct and complete list of the names and locations of each bank or other financial institution at which the Company or its Subsidiaries has an account and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, holding powers of attorney or comparable delegation of authority from the Company or its Subsidiaries.

SECTION 3.19.          Opinion of Company’s Financial Advisor. The Company Board has received an opinion from William Blair & Company, L.L.C. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub, Affiliates of Parent or Merger Sub or holders of Shares as to which dissenters’ rights have been perfected) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion has been made available to Parent for informational purposes only.

SECTION 3.20.          Vote Required. The Company Shareholder Approval is the only vote of any class or series of the capital stock of the Company required to approve this Agreement and the transactions contemplated by this Agreement.

SECTION 3.21.          Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth herein, no state takeover statute or similar statute, including, without limitation, any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state or comparable antitakeover provision of the certificate of incorporation or bylaws of the Company applies or purports to apply to the Merger or the other transactions contemplated by this Agreement.

SECTION 3.22.          Brokers. With the exception of fees due and payable to the Company Financial Advisor in connection with this Agreement and the transactions contemplated hereby, there are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company or any of its Affiliates.

SECTION 3.23.          Customers and Suppliers. Schedule 3.23 lists (i) the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries during the fiscal year ended June 30, 2012) (each, a “Major Customer”) and (ii) the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries during the fiscal year ended June 30, 2012) (each, a “Major Supplier”). The Company has not received, as of the date of this Agreement, any written or, to the Knowledge of the Company, oral notice from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

SECTION 3.24.          Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption and Anti-Money Laundering Laws. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar anti-corruption laws in any applicable jurisdiction. The Company, its Subsidiaries, and their agents have not made any payment, transfer of funds, or otherwise used corporate funds in a manner that violates applicable anti-money laundering laws, including the U.S. Bank Secrecy Act and Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

SECTION 3.25.          Affiliate and Related Party Transactions. Schedule 3.25 contains a complete and correct list of all transactions in effect on the date hereof or the Closing Date between the Company or any of its Subsidiaries and any Company Related Party other than (a) transactions between the Company and its Subsidiaries and compensation paid to directors, officers or employees in the ordinary course of business consistent with past practices (including equity awards) and (b) transactions that do not involve continuing liabilities or obligations of the Company or its Subsidiaries. No person covered by Item 404 of Regulation S-K has entered into any transactions with the Company or any of its Subsidiaries that were required to be disclosed by Item 404 of Regulation S-K but were not so disclosed in the Company SEC Documents. No Company Related Party holds, directly or indirectly, (a) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries any goods or services; (b) a beneficial interest in any Material Contract (other than employment agreements, pursuant to equity incentive plans or similar Contracts or arrangements which are disclosed elsewhere in the Disclosure Schedule); or (c) any Intellectual Property used in the conduct of business of the Company or its Subsidiaries.

SECTION 3.26.          No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Agreement, the Company makes (a) no other express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses and (b) no other express or implied representation or warranty with respect to any information provided by the Company or its representatives, whether or not in the “data room” established by the Company for Parent and Merger Sub, including as to the probable, projected or forecasted success or profitability of the operations of Company and its Subsidiaries; provided that the foregoing shall not relieve any Person of liability for fraud or willful misconduct.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.1.          Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has the requisite corporate power to carry on its business as it is now being conducted. Each of Parent and Merger Sub are duly registered, qualified or authorized to do business as a foreign corporation in each jurisdiction where the nature of its business requires registration, qualification or authorization, except for those jurisdictions where the failure to be so registered, qualified or authorized would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.2.           Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its respective obligations hereunder and thereunder and to consummate, on the terms and subject to the conditions of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby. All corporate action on the part of Parent and Merger Sub and their respective officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of all obligations of Parent and Merger Sub hereunder and thereunder have been taken. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

SECTION 4.3.          Governmental Filings; Conflicts. Except as set forth on Schedule 4.3 and for (a) the applicable requirements, if any, of Blue Sky Laws, (b) the pre-merger notification requirements of the HSR Act, (c) filings under the Exchange Act and the Securities Act, (d) any filings required under the rules and regulations of NASDAQ, (e) the filing of the Certificate of Merger pursuant to the NYBCL, (f) the consents or approvals of, or notifications to, the Governmental or Regulatory Authorities set forth in Schedule 4.3 and (g) any actions or filings, the failure of which to take or make, would not have a Parent Material Adverse Effect, the execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a breach of the provisions of Parent’s or Merger Sub’s organizational documents; (B) conflict with or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, or require any authorization, consent, approval or waiver under or result in the creation of any Lien upon any assets of Parent or Merger Sub; (C) violate any order, judgment, injunction, award or decree of any court, arbitrator or Governmental or Regulatory Authority against, or binding upon, Parent or Merger Sub; or (D) violate, conflict with or result in a breach of any Law to which Parent or Merger Sub is subject; except in the case of each of the foregoing clause (B), (C) and (D), for such conflicts, breaches, defaults, terminations, cancellations, accelerations, changes, losses, authorizations, consents, approvals, waivers, creations, results, or violations that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.4.          Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened, before any Governmental or Regulatory Authority or before any arbitrator, brought by or against Parent or Merger Sub involving, affecting or relating to Parent or Merger Sub, the assets, properties or rights of Parent or Merger Sub or the transactions contemplated by this Agreement. There is no judgment, decree, settlement, injunction, ruling or order of any Governmental or Regulatory Authority or before any arbitrator outstanding, or to the Knowledge of Parent, threatened, against Parent or Merger Sub which has had, or would reasonably be expected to have, individually or in the aggregate, a material effect on the business or financial condition of Parent or Merger Sub.

SECTION 4.5.          No Vote Required. The approval of the holders of any class or series of capital stock or other equity interests of Parent is not required in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 4.6.          Financing. Parent has provided the Company with a true and complete copy of the equity commitment letter, dated as of the date of this Agreement, from the Guarantor (the “Financing Commitment”), regarding the proposed equity investments set forth therein (the “Equity Financing”). The Financing Commitment is in full force and effect as of the date hereof and as of the Closing Date and is the legal, valid and binding obligations of the Guarantor, Parent and Merger Sub in accordance with the terms and conditions thereof, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The commitment set forth in the Financing Commitment has not been withdrawn, terminated, repudiated, rescinded, amended or modified in any respect, and no withdrawal, termination, repudiation, rescission, amendment or modification of such Financing Commitment is contemplated. There are no conditions or other contingencies relating to the funding of the full amount of the Equity Financing other than as expressly set forth in the Financing Commitment. Parent and Merger Sub will have at and after the Closing funds sufficient to pay the aggregate Merger Consideration and to pay all fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby.

SECTION 4.7.          Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect as of the date hereof and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guaranty.

SECTION 4.8.          Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All shares of capital stock of Merger Sub are owned directly by Parent.

SECTION 4.9.          Interested Shareholder. Neither Parent nor any of its Subsidiaries is or has been at any time during the past three years an “interested shareholder” (as such term is defined in Section 912 of the NYBCL) of the Company. Except in connection with the Transaction Documents and the transactions contemplated thereby, Parent does not own, of record or beneficially, any securities of the Company, including any shares of Company Common Stock.

SECTION 4.10.          Brokers. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Parent or Merger Sub.

ARTICLE V
CERTAIN PRE-CLOSING COVENANTS

SECTION 5.1.          Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, unless Parent and Merger Sub shall otherwise consent in writing: (a) the Company shall conduct its, and shall cause its Subsidiaries to conduct their, business in the ordinary course of business; and (b) to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable efforts to (i) preserve its business organization intact, (ii) maintain and keep material properties and assets in good repair and condition, (iii) maintain all Required Permits and (iv) maintain its material business relationships provided, in the case of this clause (iv), the loss of customers of the Company in the ordinary course of business shall not be deemed a breach of this Section 5.1. Without limiting the generality of the forgoing, and except as otherwise provided in this Agreement, in connection with the Merger or as required by applicable Law, or as set forth on Schedule 5.1, the Company shall not, and shall cause each of its Subsidiaries not to, without Parent and Merger Sub’s prior written consent:

(a)          issue, sell, deliver, purchase, repurchase, redeem, retire, pledge, encumber or otherwise acquire or dispose of any shares of capital stock or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to purchase or acquire any shares of capital stock or other securities of the Company or any of its Subsidiaries, other than in connection with the exercise of Company Options or the vesting of Company Restricted Stock, in each case that are outstanding on the date hereof and set forth on Schedule 3.2(c);

(b)          declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent;

(c)          split, adjust, combine or reclassify any shares of its capital stock;

(d)          make any change to the certificate of incorporation or bylaws of the Company or the organizational documents of the Subsidiaries (whether by merger, consolidation or otherwise);

(e)          make any acquisition of, or investment in, assets (other than the purchase of supplies or inventories or the sale or purchase of marketable securities comprising the investment portfolios of the Company or any of its Subsidiaries, in each case in the ordinary course of business practice), securities or businesses;

(f)          incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually or in the aggregate are in excess of $250,000, or delay any capital expenditures committed to prior to the date of this Agreement;

(g)          fail to maintain and protect or abandon or allow to lapse, expire or be cancelled any registration or application for registration for material Owned Intellectual Property;

(h)          adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case with respect to the Company or any of its Subsidiaries;

(i)          (A) enter into any Contract other than in the ordinary course of business that would have been a Material Contract if entered into prior to the date hereof, without providing five (5) days prior written notice to Parent, (B) amend, renew, extend, or modify any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof) other than in the ordinary course of business without providing five (5) days prior written notice to Parent or (C) terminate or otherwise waive, release or assign any rights, claims or benefits under any Material Contract (or Contract that would have been a Material Contract if entered into prior to the date hereof) that provides for payment to or by the Company of in excess of $150,000; provided that nothing in this clause (i) shall permit the Company or any of its Subsidiaries to enter into a Contract or take any other action if otherwise prohibited from doing so under another clause of this Section 5.1;

(j)          repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of any debt securities, or assume, guarantee, endorse or otherwise become liable for any Indebtedness or other obligations of any other Person, or enter into any arrangement having the economic effect of any of the foregoing, other than accounts payable in the ordinary course of business;

(k)          (A) alter or amend the rate or terms of compensation (including salary and bonus), benefits or severance of any of its directors or officers, whether past or present, (B) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Benefit Plan or other agreement or arrangement existing on the date hereof to any director or officer, whether past or present, or under any applicable Law, (C) alter or amend the rate or terms of compensation (including salary and bonus), benefits or severance of any employee (other than past or present directors and officers) or consultant of the Company or its Subsidiaries other than alterations or amendments in the ordinary course of business that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, (D) enter into or amend any employment, bonus, severance or retirement contract or adopt any employee benefit plan or (E) grant to any director, officer or employee, past or present, any change of control or termination pay or benefits;

(l)          hire any new employees other than (A) non-officer employees in the ordinary course of business and (B) a head of the Company’s performance management group (in the case of clause (B), without providing five (5) days’ prior written notice to Parent);

(m)          (A) sell, lease, license, pledge, transfer or otherwise dispose of any of its property, assets or businesses, other than sales of inventory or obsolete equipment in the ordinary course of business, or (B) mortgage, pledge, hypothecate, grant any security interest in or create or incur a Lien (other than a Permitted Lien) on any of its property, assets or businesses;

(n)          make any loans, advances or capital contributions, except advances for travel and other normal business expenses to officers and employees, in an aggregate amount outstanding at any one time not to exceed $25,000;

(o)          fail to maintain its properties and assets in good repair and condition, except to the extent of wear or use in the ordinary course of business and consistent with past practice or damage by fire or other unavoidable casualty;

(p)          except as may be required by GAAP or applicable Law, make any change in its accounting practices, policies or procedures;

(q)          (A) institute, pay, compromise, settle or dismiss any action, claim, demand, lawsuit, proceeding or arbitration by or before any Governmental or Regulatory Authority threatened against, relating to or involving the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practices but not, in any individual case, in excess of $150,000 or, in the aggregate, in excess of $250,000, or (B) waive, relinquish, release, grant, transfer or assign any right with a value, in any individual case, in excess of $150,000 or, in the aggregate, in excess of $250,000;

(r)          engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Company Related Party other than wholly-owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth on Schedule 3.25;

(s)          communicate with its employees regarding the compensation, benefits or other treatment that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications);

(t)          take any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger;

(u)          terminate the employment of any officer or other key employee other than for good reason or for reasonable cause;

(v)          enter into any new line of business outside of the existing business segments;

(w)          amend, modify, extend, renew or terminate any Real Property Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(x)          make, revoke or amend any material Tax election or change any material method of reporting income or deductions for Tax purposes, file or amend any Tax Return, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

(y)          agree in writing to take any of the foregoing actions.

SECTION 5.2.          No Control of the Company’s Business. Nothing set forth in the Transaction Documents shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or business prior to the Effective Time.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.1.          Meeting of Company Shareholders; Proxy Statement.

(a)          As soon as practicable following the date of this Agreement (and in no event later than thirty (30) days following the SEC Clearance Date), the Company shall, in accordance with applicable Law, its certificate of incorporation and bylaws and the rules of NASDAQ, call, hold and convene a special meeting of its shareholders for the purpose of considering the adoption and approval of this Agreement and the approval of the Merger (the “Shareholders’ Meeting”). At the Shareholders’ Meeting, the Company shall, through the Company Board, make the Company Recommendation unless there has been a Change of Recommendation. Unless there has been a Change of Recommendation, the Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Unless this Agreement is validly terminated pursuant to, and in accordance with, Article VIII, this Agreement shall be submitted to the Company’s shareholders for the purpose of seeking the Company Shareholder Approval. The Company shall, upon the reasonable request of Parent, use its commercially reasonable efforts to advise Parent during the last ten (10) Business Days prior to the date of the Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval. Without the prior written consent of Parent, the adoption and approval of this Agreement and the approval of the Merger shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the shareholders at the Shareholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Shareholders’ Meeting (i) after consultation with Parent, to the extent necessary to ensure that any necessary supplement or amendment to the information that is provided to its shareholders in advance of a vote on the Merger and this Agreement or (ii) if as of the time for which the Shareholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders’ Meeting or to obtain the Company Shareholder Approval.

(b)          The Company shall establish a record date for purposes of determining the holders of Company Common Stock entitled to notice of and vote at the Shareholders’ Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (such approval not to be unreasonably withheld, conditioned or delayed), it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

(c)          As promptly as practicable following the date of this Agreement (and in no event later than ten (10) days following the date of this Agreement), the Company shall prepare the preliminary Proxy Statement and file the preliminary Proxy Statement with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Each of the Company and Parent shall use its commercially reasonable efforts to obtain and furnish the information concerning it and its Affiliates as the other may reasonably request in connection with the Proxy Statement, and otherwise cooperate with each other in the preparation of the Proxy Statement. The Proxy Statement shall include all material disclosure relating to the Company Financial Advisor (including the amount of fees and other considerations the Company Financial Advisor will receive upon consummation of the Merger, and the conditions for the payment of such fees and other considerations), the opinion of the Company Financial Advisor and the basis for rendering such opinion. The Company shall use its commercially reasonable efforts to: (i) promptly respond to any comments made by the SEC with respect to the Proxy Statement; and (ii) subject to applicable Law, promptly upon the earlier of (such date, the “SEC Clearance Date”) (x) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (y) the conclusion of any SEC review of the preliminary Proxy Statement, cause a definitive Proxy Statement to be filed with the SEC (within three (3) Business Days after the SEC Clearance Date) and mailed to the Company’s shareholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials if required by applicable Law and, if required in connection therewith, resolicit proxies; provided that if the SEC has failed to affirmatively notify the Company within ten (10) days after the filing of the preliminary Proxy Statement with the SEC that it will or will not be reviewing the Proxy Statement, then such tenth (10th) date shall be the “SEC Clearance Date.” The Company shall (i) notify Parent promptly of the receipt of any comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information and provide Parent and its counsel with copies of any written comments and advise Parent and its counsel of any oral comments, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (iii) consider in good faith any comments reasonably proposed by Parent and its counsel.

(d)          Parent and Merger Sub represent that the information supplied by it for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt, Parent and Merger Sub assume no responsibility with respect to information of or information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

SECTION 6.2.          Board Recommendation.

(a)          Unless there has been a Change of Recommendation: (i) the Company Board shall recommend that its shareholders vote in favor of approval and adoption of this Agreement and the Merger at the Shareholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s shareholders vote in favor of approval and adoption of this Agreement and the Merger at the Shareholders’ Meeting and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify or modify, or propose or resolve to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub the Company Recommendation.

(b)          Nothing contained in this Section 6.2 or Section 6.3 shall prohibit the Company from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including making any “stop, look and listen” communication of the type contemplated by Rule 14d-9 under the Exchange Act; provided, however, that none of the Company, the Company Board or any committee thereof shall, except as permitted by Section 6.3, (A) make a Change of Recommendation or (B) approve or recommend, or propose to approve or recommend, an Alternative Transaction.

SECTION 6.3.          No Solicitation; Change in Recommendation.

(a)          From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company will not and will not authorize or permit any Subsidiary or any of its Representatives to, directly or indirectly:

(i)          solicit, seek or initiate any inquiries, proposals or offers other than from Parent or an Affiliate thereof that constitute, or would be reasonably likely to lead to, an Acquisition Proposal;

(ii)          engage in discussions or negotiations with any Person or group other than Parent or its affiliates (a “Third Party”) concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its Subsidiaries, to any Third Party that the Company has reason to believe is considering making, or has made, any Acquisition Proposal;

(iii)          grant any waiver, amendment or release under any standstill or confidentiality agreement;

(iv)          approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (any of which individually, or collectively, an “Acquisition Agreement”), or that contradicts this Agreement or requires the Company to abandon this Agreement; or

(v)          resolve, propose or agree to do any of the foregoing.

(b)          Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a written Acquisition Proposal from any Third Party that the Company Board, or any committee thereof, reasonably determines in good faith based on the information available and after consultation with the Company’s outside legal and financial advisors, constitutes or is reasonably likely to result in a Superior Proposal, and if the Company Board, or any committee thereof, determines in good faith after consultation with outside legal and financial advisors that the failure to take any of the following actions would be reasonably likely to violate its fiduciary duties to the holders of the Company Common Stock under applicable Law, then: (i) the Company and its Representatives may furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. Prior to taking any of the actions referred to in this Section 6.3(b), the Company shall notify Parent and Merger Sub that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 6.3(b). Without modifying the generality of the foregoing, in making such determinations the Company Board, or any committee thereof, shall take into consideration such factors it deems necessary and appropriate to fulfill its fiduciary duties to the holders of the Company Common Stock under applicable Law.

(c)          The Company shall notify Parent as soon as practicable (but in any event within twenty-four (24) hours) after the receipt by the Company or any of its Representatives of any Acquisition Proposal and any material modification or amendment to an Acquisition Proposal. Such notice shall be made in writing and shall indicate in reasonable detail the identity of the party making such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and the Company shall continue to keep Parent reasonably informed on a current basis of the status of any such Acquisition Proposal and any material changes thereto. The Company shall provide to Parent copies of all correspondence and other written material sent or provided to the Company or any of its Representatives relating to any such material developments, discussions or negotiations.

(d)          The Company will, and will cause each of its Subsidiaries and Representatives to, cease immediately and cause to be terminated all discussions or negotiations with any Persons (other than Parent and its Affiliates) conducted prior to the date hereof with respect to any Acquisition Proposal.

(e)          Except as expressly provided by Section 6.3(f), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i)          (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal from a Third Party, (C) fail to publicly reaffirm the Company Recommendation within two (2) Business Days after Parent so requests in writing, (D) fail to recommend against any Acquisition Proposal from a Third Party subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Acquisition Proposal or (E) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Change of Recommendation”); or

(ii)          cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement relating to any Acquisition Proposal from a Third Party.

(f)          Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval, if the Company has received an Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith (after consultation with its outside legal and financial advisors) constitutes a Superior Proposal, (x) the Company Board may effect a Change of Recommendation with respect to such Superior Proposal, or (y) the Company Board may authorize the Company to terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i)          that failure to take such action would or would reasonably be likely to violate the directors’ fiduciary duties under applicable Law;

(ii)          neither the Company nor any of its Subsidiaries or, acting on the Company’s behalf pursuant to its instructions, its Representatives, will have violated this Section 6.3;

(iii)          (A) the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received an Acquisition Proposal that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has resolved to effect a Change of Recommendation and/or to terminate this Agreement pursuant to Section 8.1(g), which notice shall specify the basis for such Change of Recommendation or termination, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(iv)          prior to effecting such Change of Recommendation, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit Parent and its representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.3(f) (including this Section 6.3(f)(v)) with respect to such new written notice; and

(v)          in the case of any action described in Section 6.3(f)(y), the Company shall have validly terminated this Agreement in accordance with Section 8.1(g), including the payment of the Company Termination Fee in accordance with Section 8.2(b).

SECTION 6.4.          Commercially Reasonable Efforts.

(a)          Subject to the terms and conditions of this Agreement, each party will (and will cause its Affiliates to) use its commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including (i) obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental and Regulatory Authorities or other Persons, including responding to additional inquiries or requests for additional information from any Governmental or Regulatory Authority, (ii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated thereby and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)          In furtherance and not in limitation of the foregoing, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable (and in any event within ten (10) Business Days after the date hereof), (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In addition, each party agrees to make, or to cause to be made, any filing that may be required under any other antitrust or competition Law or by any other Governmental or Regulatory Authority, including any other requirements of the antitrust legislation of any other relevant jurisdiction, if applicable, as promptly as practicable (and in any event within thirty (30) days) after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant thereto. Each party shall have responsibility for its respective filing fees associated with the HSR filings and any other similar filings required in any other jurisdictions.

(c)          Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, promptly shall (i) notify and provide a copy to the other party of any written communication received from any Governmental or Regulatory Authority with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement and (ii) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any other antitrust or competition Law. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental or Regulatory Authority regarding any such filing or any such transaction, and permit the other to review and discuss in advance, and consider in good faith the views of, the other in connection with any such communication or any proposed understanding, undertaking or agreement. To the extent reasonably practicable, neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall, nor shall they permit their respective Representatives to, participate in any meeting or engage in any substantive conversation with any Governmental or Regulatory Authority in respect of any such filing, investigation or other inquiry without giving the other party reasonable prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the opportunity of the other party to attend or participate.

SECTION 6.5.          Access to Information; Confidentiality. Subject to applicable Law, the Company will, from the date hereof until the Effective Time or until the earlier termination of this Agreement, provide and will cause its Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice, access to the offices, employees, auditors, financing sources, Contracts, financial and operating data, properties, Books and Records of the Company (so long as such access does not unreasonably interfere with the operations of the Company) as Parent, Merger Sub or their representatives may reasonably request. The Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, furnish, to the extent prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time or until the earlier termination of this Agreement, as soon as practicable after the end of each month, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and all other information concerning its business, properties and personnel as Parent, Merger Sub or their representatives may reasonably request. With respect to any information disclosed pursuant to this Section 6.5, each of the parties shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the Confidentiality Agreement. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Effective Time, at which time the obligations under the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

SECTION 6.6.          Certain Notices; Supplements to Disclosure Schedules.

(a)          From and after the date of this Agreement until the earlier to occur of the Closing Date and the termination of this Agreement pursuant to Section 8.1, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly notify the other party of: (i) the occurrence or non-occurrence of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; or (ii) the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied.

(b)          The Company shall have the right, but not the obligation, to notify Parent and Merger Sub with respect to any matter hereafter arising or of which it becomes aware after the date hereof, which matter affects any of the Company's representations and warranties in Article III or affects the Disclosure Schedules.

(c)          The entry into a Contract or the taking of any action after the date hereof by the Company or its Subsidiaries which is permitted by the covenants contained in this Agreement shall not cause any representation and warranty of the Company to be deemed to be untrue due to the failure of such Contract or action to be reflected in the Disclosure Schedules.

SECTION 6.7.          Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with and obtain the approval of the other party (such approval not to be unreasonably withheld or delayed) before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with and obtain the approval of the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, each of Parent and Merger, on the one hand, and the Company, on the other hand, may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and do not reveal material, non-public information regarding the other party.

SECTION 6.8.          Indemnification of Directors and Officers.

(a)          From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification or advancement provisions under its certificate of incorporation and bylaws in effect on the date of this Agreement with respect to matters occurring at or prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of any present or former director or officer of the Company and its Subsidiaries, including any person who becomes an officer or director prior to the Effective Time (each, a “D&O Indemnified Party” and, collectively, the “D&O Indemnified Parties”).

(b)          Without limiting the provisions of Section 6.8(a), during the period from the Effective Time until the six (6) year anniversary of the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless each D&O Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such D&O Indemnified Party’s capacity as a director, officer or employee of the Company prior to the Effective Time (regardless of whether such claim, action, suit, proceeding or investigation is commenced prior to, on or after the Closing Date) or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the six (6) year anniversary of the Effective Time, any D&O Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 6.8(b), then the claim asserted in such notice shall survive the six (6) year anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation, (A) the Surviving Company shall have the right to control the defense thereof after the Effective Time, (B) any counsel retained by the D&O Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to the Surviving Company, and (C) after the Effective Time, Parent shall cause the Surviving Company to advance the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided, that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances in the event of a final non-appealable judicial determination that any D&O Indemnified Party is not entitled to indemnification hereunder; provided further, that in the event of a final non-appealable judicial determination that any D&O Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Company; provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without its prior written consent. The D&O Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any D&O Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more D&O Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 6.8(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.8 without the prior written consent of each affected D&O Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such settlement, compromise, consent or termination includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)          Prior to the Effective Time, the Company shall negotiate and purchase, and after the Effective Time Parent shall, or shall cause the Surviving Company to, maintain in effect, for the benefit of the D&O Indemnified Parties, an insurance and indemnification policy (or “tail” policy) with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for a period of six (6) years for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the aggregate cost for the D&O Insurance (for the entire six (6) year coverage period) shall not exceed 300% of the annual premium currently paid by the Company for such coverage; and provided, further, that if the aggregate cost for such insurance coverage exceeds 300% of such annual premium, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)          The provisions of this Section 6.8 (i) shall survive the consummation of the Merger and the Effective Time, are intended to benefit and may be enforced by the D&O Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Company, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e)          If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, honor the indemnification and other obligations set forth in this Section 6.8.

SECTION 6.9.          Employee Benefits.

(a)          For a period of not less than twelve (12) months following the Closing Date, with respect to each employee of the Company or its Subsidiaries who continues their employment with the Surviving Corporation or becomes an employee of Parent or any Affiliate of Parent as of the Closing and remains so employed during such period (collectively, the “Continuing Employees”), Parent shall, or shall cause the Surviving Corporation to, provide each such Continuing Employee with compensation and employee benefits that, taken as a whole, are comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date, but excluding from such comparability requirement all equity-based compensation and benefits, change in control arrangements and executive bonus plans. For purposes of determining eligibility to participate and vesting under any 401(k) plan in which Continuing Employees become eligible to participate and level of benefits under any paid-time off or severance pay program, each Continuing Employee shall be credited with his or her years of service with the Company (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or its Affiliates to the same extent as such Continuing Employee was entitled, prior to the Closing Date, to credit for such service under the respective Employee Benefit Plan (except to the extent such credit would result in the duplication of benefits or compensation and except with respect to benefit accrual under a defined benefit plan).

(b)          To the extent permitted by applicable Law, Parent shall use commercially reasonable efforts to, in the plan year in which the Effective Time occurs, waive all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any health benefit plans that such employees may be eligible to participate in after the Effective Time and in the plan year in which the Effective Time occurs, other than limitations or waiting periods that would apply under any analogous Employee Benefit Plan if such Continuing Employee had been employed by Parent for the period of the Continuing Employee’s employment with the Company. To the extent permitted by applicable Law, Parent shall provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements in the plan year in which the Effective Time occurs, under any health benefit plans in which such Continuing Employee is eligible to participate after the Effective Time and in the plan year in which the Effective Time occurs.

(c)          For a period of six (6) months from the Closing Date, in the event that a Continuing Employee’s employment with the Surviving Company, Parent or its Affiliates or Subsidiaries is involuntarily terminated by such Person for any reason other than cause or such Person takes any other action that would have entitled such Continuing Employee to receive severance payments and benefits consistent with the Company’s practices as in effect as of the date of this Agreement and set forth on Schedule 6.9(c) (the “Company Severance Practice”), the Surviving Company, Parent or its Affiliates or Subsidiaries shall provide such Continuing Employee with severance payments and benefits pursuant to the Company Severance Practice or the applicable Parent severance plan or policy, whichever would provide the greatest amount of benefits to such Continuing Employee.

(d)          This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of this Section 6.9. No provision of this Section 6.9 shall create any third party beneficiary rights in any Continuing Employee or any current or former director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing contained in this Section 6.9 or any other provision of this Agreement, express or implied, is intended to confer upon any Continuing Employee any right to employment or continued employment for any period or continued receipt of any specific benefit or compensation, shall constitute an establishment of or amendment to or any other modification of, or shall limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation) from amending of terminating, any benefit or compensation plan, program, agreement, contract or arrangement. Nothing contained in this Section 6.9, or any other provision of this Agreement except as specifically provided, shall be deemed a termination, amendment or modification of any existing employment, change of control or severance agreement or similar Contract the Company has entered into with any of the officers or employees of the Company.

SECTION 6.10.          Further Assurances. From time to time, as and when reasonably requested by any party hereto and at the other party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

SECTION 6.11.          Litigation. Each of Parent and the Company shall cooperate with the other in the defense or settlement of any litigation or proceeding against the Company and/or its directors or Parent and/or its directors relating to the transactions contemplated by this Agreement, including seeking to have any judgment or order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement entered by any Governmental or Regulatory Authority promptly vacated or reversed. No settlement of any such litigation or other proceeding shall be agreed to without the prior written consent of Parent and the Company, which consent shall not be unreasonably withheld.

SECTION 6.12.          Financing. Each of Parent and Merger Sub shall take, or cause to be taken, all actions necessary, proper or advisable to arrange and obtain, and shall refrain from taking any actions that would prevent arranging or obtaining, the proceeds of the Equity Financing on the terms and conditions described in the Financing Commitment. In furtherance and not by way of limitation of the foregoing, the Parent and Merger Sub shall, (i) enter into definitive agreements with respect to the Equity Financing, (ii) satisfy, or cause to be satisfied, on a timely basis all conditions applicable to, and within the control of, Parent, Merger Sub or their respective Representatives in such definitive agreements and (iii) cause such Equity Financing to be funded at the Closing such that Parent or Merger Sub shall pay all of the amounts payable by them in connection with the Merger and the other transactions contemplated hereby. Parent shall give the Company prompt written notice of any material breach by any party to the Financing Commitment or any termination of the Financing Commitment, as well as the circumstances in reasonable detail of such breach. Parent and Merger Sub acknowledge and agree that the obtaining of the Equity Financing is not a condition to Closing.

SECTION 6.13.          Financing Cooperation. The Company shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use their commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause its Representatives to use their commercially reasonable efforts to, reasonably cooperate in connection with the arrangement of any debt financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or any duties or obligations of any officer, director, employee, consultant, agent or Representative of the Company or any of its Subsidiaries), including (but still subject to the aforementioned reasonableness standards) (i) participation in a reasonable number of meetings, lender presentations and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations and bank information memoranda, (iii) furnishing Parent and its debt financing sources with such pertinent and customary information regarding the Company and its Subsidiaries, including information required under “know your customer” and anti-money laundering rules and regulations, all financial statements and projections and other pertinent information reasonably requested by the debt financing sources (all such information in this clause (iii), the “Required Information”), (iv) obtaining such consents, approvals and authorizations which shall be reasonably requested by Parent in connection with such debt financing and collateral arrangements in connection therewith, (v) executing and delivering any customary pledge and security documents, other definitive financing documents or other requested certificates or documents, including, a customary solvency certificate by the Chief Financial Officer of the Company (provided that (A) none of the agreements, documents and certificates shall be executed and delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, (C) none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any liability in connection with such debt financing prior to the Effective Time and none of their respective Representatives shall be required to pay any commitment or other fee or incur any liability in connection with such debt financing and (D) no personal liability shall be imposed on the Representatives involved, and (vi) obtaining any intellectual property assignment agreements relating to the Company Products and Owned Intellectual Property, and making all necessary filings with governmental registration agencies to update ownership title in and to effectuate the release of any security interests granted in the Registered Intellectual Property. None of the Company, any Subsidiary, any officer, director, employee, agent, consultant or Representative of either the Company or any Subsidiary shall be held liable for any reason in the event the Parent, Merger Sub or any Affiliate thereof fails to successfully arrange for any such debt financing. Upon written request by the Company, the applicable Company, Subsidiary and/or Representative shall be promptly reimbursed by Parent for all direct out-of-pocket costs and expenses relating to such cooperation, which obligation shall survive the termination of this Agreement.

SECTION 6.14.          Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under applicable Law and the rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.15.          Termination of Company Equity Plans. The Company will, or will cause the Company Board and each relevant committee of the Company Board to, take any and all commercially reasonable actions necessary to terminate as of or prior to the Effective Time all Company Equity Plans and the provisions in any other plan, agreement or arrangement relating to the Company Equity Plans or providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company.

ARTICLE VII
CONDITIONS OF MERGER

SECTION 7.1.          Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part:

(a)          Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b)          HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

(c)          No Order. No Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated hereby; provided, however, that prior to asserting this condition, each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such Law and to appeal as promptly as practicable any such judgment that may be enacted.

(d)          Governmental Consents and Approvals. Other than filing the Certificate of Merger pursuant to Section 2.2 and the filings and consents addressed by Section 7.1(b), all consents, approvals and authorizations of any Governmental or Regulatory Authority required of Parent, Merger Sub, the Company or any of their respective Subsidiaries to consummate the Merger and set forth on Schedule 7.1(d) shall have been made or obtained.

SECTION 7.2.          Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.1(a) and the second, third and fourth sentences of Section 3.1(b) (Organization and Qualification; Subsidiaries; Equity Interests), Section 3.2(b) (Capitalization), Section 3.3 (Authorization; Valid and Binding Agreement), the first sentence of Section 3.6(a) (Absence of Certain Developments), Section 3.20 (Vote Required) and Section 3.22 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date and, in the case of the representations and warranties contained in Section 3.2(b) (Capitalization), for such inaccuracies as are de minimis in the aggregate), and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects both as of the date hereof and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

(b)          Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to the foregoing effect.

(c)          Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)          Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Company under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Company in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for Parent.

(e)          SEC Documents. The Company shall have filed all Company SEC Documents required to be filed with the SEC prior to the Effective Time that are required to contain financial statements.

(f)          FIRPTA. The Company shall have delivered to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Effective Time and in form and substance required under Treasury Regulation Section 1.897-2(h).

SECTION 7.3.           Conditions to the Company’s Obligations. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the following conditions, any or all of which may be waived:

(a)          Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authorization; Valid and Binding Agreement), Section 4.5 (No Vote Required), Section 4.6 (Financing) and Section 4.7 (Guaranty) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such time, and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects both as of the date hereof and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not have, either individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of each of Parent and Merger Sub to the foregoing effect.

(b)          Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an executive officer of each of Parent and Merger Sub to the foregoing effect.

(c)          Legal Matters. All certificates, instruments and other documents required to be executed or delivered by or on behalf of Parent and Merger Sub and under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Parent and Merger Sub in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Company.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.          Conditions of Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time before the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)          By mutual written consent of the Company and Parent, which consent shall have been approved by action of their respective Boards of Directors;

(b)          By written notice of either the Company or Parent, if the Effective Time shall not have occurred prior to December 31, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date and such action or failure to perform constitutes a breach of this Agreement;

(c)          By written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) has not been or cannot be cured by the earlier of (A) the Outside Date or (B) thirty (30) calendar days after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(c);

(d)          By written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) has not been or cannot be cured by the earlier of (A) the Outside Date or (B) thirty (30) calendar days after written notice to Parent or Merger Sub, as applicable, of such breach and the intention to terminate this Agreement pursuant to this Section 8.1(d);

(e)          By written notice of Parent if (i) prior to obtaining the Company Shareholder Approval (A) a Change of Recommendation shall have occurred or (B) any three (3) or more members of the Company Board shall have publicly stated that such members oppose the Merger, or any three (3) members of the Company Board shall have required the inclusion in the Proxy Statement or any other filing made by the Company with the SEC a statement to the effect that such members oppose the Merger, (ii) the Company enters into an Acquisition Agreement with a Third Party, (iii) the Company Board shall have approved or publicly recommended any Acquisition Proposal, or (iv) the Company shall have breached any of its obligations under Section 6.3 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal);

(f)          By written notice of either Parent or the Company if the Company Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) at which a quorum is present and the vote to adopt this Agreement and approve the Merger is taken;

(g)          By written notice of the Company, if following a Change of Recommendation, the Company Board authorizes the Company to enter into an Acquisition Agreement concerning a transaction that constitutes a Superior Proposal, subject to Section 6.3; or

(h)          By written notice of either Parent or the Company, if a Governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and permanently enjoins or otherwise prohibits the consummation of the Merger and the transactions contemplated hereby; provided that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to any party whose breach of any provision of this Agreement results in such Law permanently enjoining or otherwise prohibiting the consummation of the Merger and the transactions contemplated hereby.

SECTION 8.2.          Effect of Termination.

(a)          Limitation on Liability. In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to the Confidentiality Agreement (subject to the terms thereof, and to Section 6.5 to the extent relating to the Confidentiality Agreement), this Section 8.2 and Article X and with respect to any liabilities or damages arising out of any willful and intentional breach of any provision of this Agreement by Parent, Merger Sub or the Company or their respective Subsidiaries.

(b)          Company Termination Fee.

(i)          The Company shall pay to Parent a termination fee of $5,769,000, inclusive of the Parent Expenses actually incurred on or prior to the termination of this Agreement (the “Company Termination Fee”), if this Agreement is terminated (A) by Parent pursuant to Section 8.1(e) or (B) by the Company pursuant to Section 8.1(g).

(ii)          If (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(f) or by Parent pursuant to Section 8.1(c), (B) after the date of this Agreement and prior to the earlier of (1) the date of such termination and (2) the date of the Shareholders’ Meeting, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company’s shareholders and (C) within twelve (12) months following the date of such termination, an Acquisition Proposal shall have been consummated, then the Company shall pay to Parent the Company Termination Fee (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.2(e)); provided that for purposes of this Section 8.2(b)(ii), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “51%” and clause (d) in the definition of “Acquisition Proposal” shall be deemed to be deleted.

(c)          Parent Termination Fee. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d), then Parent shall pay or cause to be paid to the Company a termination fee of $10,000,000 (the “Parent Termination Fee”).

(d)          Payments. Any payment of the Company Termination Fee required to be made pursuant to Section 8.2(b)(i)(A) shall be made by wire transfer of immediately available funds to one or more accounts specified in writing by Parent within two (2) Business Days following such termination. Any payment of the Company Termination Fee required to be made pursuant to Section 8.2(b)(i)(B) shall be made by wire transfer of immediately available funds to one or more accounts specified in writing by Parent within five (5) Business Days following such termination. Any payment of the Company Termination Fee required to be made pursuant to Section 8.2(b)(ii) shall be made by wire transfer of immediately available funds to one or more accounts specified in writing by Parent substantially concurrently with the consummation of such Acquisition Proposal. Any payment of the Parent Termination Fee required to be made pursuant to Section 8.2(c) shall be made by wire transfer of immediately available funds to one or more accounts specified in writing by the Company within two (2) Business Days following such termination. Notwithstanding anything herein to the contrary, in no event shall payment of more than one Company Termination Fee or more than one Parent Termination Fee be made hereunder. Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.1(b) or Section 8.1(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) that without these agreements neither Parent nor the Company would enter into this Agreement.

(e)          Fees and Expenses.

(i)          In the event this Agreement is terminated pursuant to Section 8.1(c) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 8.2(b)(ii), then the Company shall, following receipt of an invoice therefor, promptly (and in any event within two (2) Business Days) pay up to $2,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts specified in writing by Parent; provided, however, that if the Company Termination Fee is subsequently payable pursuant to Section 8.2(b)(ii), the Company Termination Fee shall be deemed to be such amount less the Parent Expenses already paid.

(ii)          Except as otherwise specifically provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.

SECTION 8.3.          Amendment. This Agreement may be amended by the mutual agreement of the parties hereto at any time prior to the Effective Time only by an instrument in writing signed by the parties hereto; provided, however, that after the Company Shareholder Approval, no amendment to this Agreement shall be made which by Law or the rules of NASDAQ requires further approval by the shareholders of the Company without such further approval by such shareholders.

SECTION 8.4.          Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the NASDAQ, requires further approval by such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
TAX MATTERS

SECTION 9.1.          Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne solely by Parent. Parent and the Company’s shareholders shall cooperate to the extent reasonably necessary in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

ARTICLE X
MISCELLANEOUS

SECTION 10.1.          Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 10.1 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

SECTION 10.2.          Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

(a)          if to Parent or Merger Sub:

Project Ruby Parent Corp.

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attention: Seth Boro

   Chip Virnig

Facsimile: (415) 392-6480

With a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

300 North LaSalle
Chicago, IL 60654
Attention: Gerald T. Nowak, P.C.
Facsimile: (312) 862-7351

(b)          if to the Company:

Mediware Information Systems, Inc.

11711 West 79th Street

Lenexa, KS 66214

Attention: Robert C. Weber, Esq.
Facsimile: (913) 307-1111

With a copy to (which copy shall not constitute notice):

Herrick, Feinstein LLP

2 Park Avenue

New York, NY 10016

Attention: Irwin A. Kishner, Esq. and Stephen E. Fox, Esq.
Facsimile: (212) 592-1500

SECTION 10.3.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 10.4.          Entire Agreement. The Transaction Documents, the Disclosure Schedules and the other documents delivered pursuant thereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

SECTION 10.5.          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates and/or to any parties providing debt financing pursuant to the terms thereof but in the latter case, only for purposes of creating a security interest herein or otherwise assign as collateral in respect of such debt financing, at any time and (b) after the Effective Time, to any Person; provided further that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto.

SECTION 10.6.          Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.8, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that any sources of debt financing of Parent or Merger Sub shall be intended third parties beneficiaries of Sections 10.6, 10.8 and 10.11(b)(iv) and shall be entitled to enforce such provisions directly (and no amendment or modification of such provisions in respect of such debt financing sources may be made without the prior consent of such debt financing sources).

SECTION 10.7.          No Strict Construction. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

SECTION 10.8.          Governing Law; Consent to Jurisdiction and Venue.

(a)          This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State and without reference to conflict of laws principles.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court, or Federal Court of the United States of America sitting in New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 10.9.          Disclosure Schedule. The statements in the Disclosure Schedule relate to the provisions in the section of this Agreement to which they expressly relate and any other provision of this Agreement to which the relevance of such statements is readily apparent on their face. In the Disclosure Schedule, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement, (b) the section numbers correspond to the section numbers in this Agreement and (c) inclusion of any item in Disclosure Schedule (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business, (iii) does not represent a determination that the Merger requires the consent of third parties and (iv) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

SECTION 10.10.          Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement or any of the Transaction Documents.

SECTION 10.11.          Remedies.

(a)          Remedies of Parent and Merger Sub.

(i)          Specific Performance. Prior to the valid termination of this Agreement pursuant to Article VIII, Parent and Merger Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company in the courts described in Section 10.8(b) and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger. Notwithstanding the foregoing, Parent and Merger Sub agree to cause any Action, including any Action seeking an injunction, specific performance or other equitable relief, to be dismissed with prejudice at such time as the Company consummates the Merger and the other transactions contemplated hereby in accordance with this Agreement (but such dismissal shall not be a condition thereto). In no event shall Parent and Merger Sub be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 10.11(a)(i). The election to pursue an injunction, specific performance or other equitable remedy shall not restrict, impair or otherwise limit Parent from, in the alternative, seeking to terminate the Agreement and collect the Company Termination Fee under Section 8.1(b); provided that in no event shall Parent be permitted to pursue an injunction, specific performance or other equitable remedy under this Agreement following the payment of the Company Termination Fee.

(ii)          Company Termination Fee. Parent shall be entitled to payment of the Company Termination Fee if and when payable pursuant to Section 8.2(b).

(iii)          Expense Reimbursement. Parent shall be entitled to reimbursement of Parent Expenses if and when payable pursuant to Section 8.2(e)(i).

(iv)          Termination. Parent and Merger Sub shall be entitled to terminate this Agreement in accordance with Article VIII.

(v)          Monetary Damages. Other than in the case of fraud, in no event shall Parent, Merger Sub, the Guarantor or any of their respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Parent Related Parties”) have the right to seek or obtain money damages from the Company or any Company Related Party under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Merger Sub to payment of the Company Termination Fee as set forth in Section 8.2(b) or Parent Expenses as set forth in Section 8.2(e)(i).

(b)          Remedies of the Company.

(i)          Specific Performance. Prior to a valid termination of this Agreement pursuant to Article VIII hereof, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Merger Sub in the courts described in Section 10.8(b) and to enforce specifically the terms and provisions hereof, including the Parent’s and Merger Sub’s obligation to consummate the Merger. Notwithstanding the foregoing, the Company agrees to cause any Action, including any Action seeking an injunction, specific performance or other equitable relief, to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger and the other transactions contemplated hereby in accordance with this Agreement (but such dismissal shall not be a condition thereto). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 10.11(b)(i). The election to pursue an injunction, specific performance or other equitable remedy shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate the Agreement and collect the Parent Termination Fee under Section 8.2(c); provided that in no event shall the Company be permitted to pursue an injunction, specific performance or other equitable remedy under this Agreement following the payment of the Parent Termination Fee. For the avoidance of doubt, the Company shall be entitled to enforce its rights (by litigation or otherwise) as a third-party beneficiary of the Financing Commitment in the event that the conditions in this Section 10.11(b)(i) are satisfied.

(ii)          Parent Termination Fee. The Company shall be entitled to payment of the Parent Termination Fee if and when payable pursuant to Section 8.2(c).

(iii)          Termination. The Company shall be entitled to terminate this Agreement in accordance with Article VIII.

(iv)          Monetary Damages. Other than in the case of fraud, in no event shall the Company, any of its Subsidiaries or any of their respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (collectively, the “Company Related Parties”) have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent, Merger Sub, the Guarantor or any Parent Related Party or any debt or equity financing source under this Agreement other than the right of the Company to payment of the Parent Termination Fee as set forth in Section 8.2(c). In addition, notwithstanding anything in this Agreement to the contrary, the Company, each of its Subsidiaries and each Company Related Party hereby waives any claims against any debt financing sources of Parent or Merger Sub (other than from an Affiliate of Parent or Merger Sub) and hereby agrees that in no event shall such debt financing sources have any liability or obligation to the Company, any of its Subsidiaries or any Company Related Party relating to or arising out of this Agreement, any debt financing, any commitment papers related thereto or the transactions contemplated hereby.

(c)          Acknowledgement Regarding Available Remedies. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 10.11, the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Section 10.11, the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.08(b) without proof of damages or otherwise, and that such explicit rights of specific enforcement are an integral part of the transactions contemplated by this Agreement and without such rights, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity to the extent that the right of specific performance is explicitly applicable under the terms of this Section 10.11. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (to the extent that the right of specific performance is explicitly applicable under the terms of this Section 10.11) shall not be required to provide any bond or other security in connection with any such order or injunction.

(d)          Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 10.11 shall be the parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, any of its Representatives or the Parent Related Parties or the Company Related Parties, as the case may be, arising under or based upon any federal, state or local law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

SECTION 10.12.          WAIVER OF TRIAL BY JURY. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

SECTION 10.13.          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.14.          Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

MEDIWARE INFORMATION SYSTEMS, INC.

By:	/s/ T. Kelly Mann
Name:	T. Kelly Mann
Title:	President & CEO

PROJECT RUBY PARENT CORP.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President

PROJECT RUBY MERGER CORP.

By:	/s/ Seth Boro
Name:	Seth Boro
Title:	President